Exhibit 10.7

Execution Version

Date: as of July 25, 2012

BULK NORDIC ODYSSEY LTD. and

BULK NORDIC ORION LTD.

as Joint and Several Borrowers

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

– and –

DVB BANK SE

as Agent

and as Security Trustee

LOAN AGREEMENT

relating to

a US$40,000,000 facility

to provide post-acquisition financing for

m.v. NORDIC ODYSSEY and m.v. NORDIC ORION

Watson, Farley & Williams

New York

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	22

3	POSITION OF THE LENDERS	22

4	DRAWDOWN	24

5	INTEREST	25

6	INTEREST PERIODS	27

7	DEFAULT INTEREST	28

8	REPAYMENT AND PREPAYMENT	29

9	CONDITIONS PRECEDENT	31

10	REPRESENTATIONS AND WARRANTIES	32

11	GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS	41

12	INTENTIONALLY OMITTED	49

13	MARINE INSURANCE COVENANTS	49

14	SHIP COVENANTS	54

15	COLLATERAL MAINTENANCE RATIO	59

16	INTENTIONALLY OMITTED	61

17	PAYMENTS AND CALCULATIONS	61

18	APPLICATION OF RECEIPTS	63

19	APPLICATION OF EARNINGS	64

20	EVENTS OF DEFAULT	65

21	FEES AND EXPENSES	69

22	INDEMNITIES	70

23	NO SET-OFF OR TAX DEDUCTION; tax indemnity	72

24	ILLEGALITY, ETC	76

25	INCREASED COSTS	76

INDEX

Clause		Page

26	SET-OFF	78

27	TRANSFERS AND CHANGES IN LENDING OFFICES	79

28	VARIATIONS AND WAIVERS	83

29	NOTICES	84

30	SUPPLEMENTAL	87

31	THE SERVICING BANKS	87

32	LAW AND JURISDICTION	92

33	WAIVER OF JURY TRIAL	93

34	PATRIOT ACT notice	93

EXECUTION PAGE		94

SCHEDULE 1 LENDERS AND COMMITMENTS		95

SCHEDULE 2 intentionally omitted		96

SCHEDULE 3 DRAWDOWN NOTICE		97

SCHEDULE 4 CONDITION PRECEDENT DOCUMENTS		99

SCHEDULE 5 TRANSFER CERTIFICATE		103

SCHEDULE 6 intentionally omitted		107

SCHEDULE 7 list of approved brokers		108

SCHEDULE 8 dvb loan administration form		109

SCHEDULE 9 FORM OF LETTER OF INSTRUCTION TO CLASSIFICATION SOCIETY		111

SCHEDULE 10 FORM OF CLASSIFICATION SOCIETY LETTER OF UNDERTAKING		113

appendix a FORM OF approved manager’s undertaking		114

appendix B FORM OF compliance certificate		115

appendix c FORM OF EARNINGS ACCOUNT PLEDGE		116

appendix d form of EARNINGS ASSIGNMENT		117

appendix e FORM OF guarantee		118

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THIS LOAN AGREEMENT (this “Agreement”) is made as of July 25, 2012

AMONG

(1)	BULK NORDIC ODYSSEY LTD. and BULK NORDIC ORION LTD., each a company organized and existing under the laws of Bermuda whose registered office is at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda, as joint and several borrowers (the “Borrowers”, and each separately a “Borrower”, which expressions include their respective successors, transferees and assigns);

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as lenders (the “Lenders”, which expression includes their respective successors, transferees and assigns);

(3)	DVB BANK SE, acting in such capacity through its office at Platz der Republik 6, 60325 Frankfurt am Main, Germany, as agent for the Lenders (in such capacity, the “Agent”, which expression includes its successors, transferees and assigns); and

(4)	DVB BANK SE, acting in such capacity through its office at Platz der Republik 6, 60325 Frankfurt am Main, Germany, as security trustee for the Lenders (in such capacity, the “Security Trustee”, which expression includes its successors, transferees and assigns).

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrowers a loan facility of up to the lesser of $40,000,000 or 65% of the aggregate Fair Market Value of the Panamanian registered vessels “NORDIC ODYSSEY” and “NORDIC ORION” for the purpose of (i) repayment of a bridge loan provided by ST Shipping to the Borrowers, and (ii) repayment of subordinated shareholder loans by ST Shipping and Bulk Partners to the Borrowers.

(B)	The Lenders have agreed to share pari passu in the Collateral to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Acceptable Accounting Firm” means Ernst & Young LLP, or such other recognized accounting firm as the Agent may, with the consent of the Majority Lenders, approve from time to time in writing, such approval not to be unreasonably withheld;

“Account Bank” means HSBC Bank Bermuda Limited, 6 Front Street, Hamilton HM11, Bermuda;

“Advance” means the principal amount of the borrowing by the Borrowers under this Agreement;

“Affiliate” means, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person, and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such person or to direct or cause direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise;

“Agreed Form” means in relation to any document, that document in the form approved by the Agent with the consent of the Majority Lenders (such consent not to be unreasonably withheld), or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Approved Broker” means any of the companies listed on Schedule 7 or such other company proposed by the Borrowers which the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld), approve from time to time for the purpose of valuing a Ship, who shall act as an expert and not as arbitrator and whose valuation shall be conclusive and binding on all parties to this Agreement;

“Approved Flag” means the Panamanian flag or such other flag as the Agent may, with the consent of the Majority Lenders, approve from time to time in writing as the flag on which a Ship shall be registered;

“Approved Management Agreement” means, in relation to a Ship in respect of its commercial and/or technical management, a management agreement between the relevant Borrower and an Approved Manager in Agreed Form;

“Approved Manager” means Seamar Management SA or any other company proposed by the Borrowers which the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld), approve from time to time as the technical and/or commercial manager of a Ship;

“Approved Manager’s Undertaking” means, in relation to a Ship, the letter executed and delivered by an Approved Manager, in the form set out in Appendix A;

“Availability Period” means the period commencing on the Effective Date and ending on the earlier of:

(a)	July 31, 2012 (or such later date as the Agent may, with the consent of the Majority Lenders, agree with the Borrowers); and

(b)	the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Bank Secrecy Act” means the United States Bank Secrecy Act of 1970, as amended;

“Basel III” means any of the changes designed to strengthen any capital standards or introduce minimum liquidity or other requirements referenced in the publication of the Groups of Governors and Heads of Supervision of the Basel Committee on Banking Supervision (the “Basel Committee”) dated 16 December, 2010, or any subsequent paper or document published by the Basel Committee on any of those requirements;

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“Bulk Fleet” means Bulk Fleet Bermuda Holding Company Limited, a Bermuda company;

“Bulk Partners” means Bulk Partners (Bermuda) Ltd., a Bermuda company;

“Bulk Partners Shareholders” means Edward Coll, Anthony Laura, Lagoa Investments Ltd., a Bermuda company, Pangaea One, L.P., a Delaware limited partnership, Pangaea One Parallel Fund (B), L.P., a Delaware limited partnership, Pangaea One (Cayman), L.P., a Cayman Islands limited partnership, and Pangaea One Parallel Fund, L.P., a Cayman Islands limited partnership;

“Business Day” means a day on which banks are open in London, England, New York, New York, and Frankfurt, Germany;

“Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under a Capitalized Lease;

“Change of Control” means:

(a)	in respect of each of the Borrowers, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in Bulk Fleet and ST Shipping owning, in the aggregate, directly or indirectly less than 100% of the issued and outstanding Equity Interests in a Borrower;

(b)	in respect of Bulk Fleet, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in Bulk Partners owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in Bulk Fleet;

(c)	in respect of Bulk Partners, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in the Bulk Partners Shareholders owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in Bulk Partners;

(d)	in respect of ST Shipping, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in Glencore AG owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in ST Shipping; and

(e)	in respect of Glencore AG, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in Glencore PLC and/or Glencore Xstrata plc owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in Glencore AG;

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“Charter” means, in relation to a Ship, any demise, time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months, in each case in Agreed Form, and for the avoidance of doubt, the term “Charter” includes but is not limited to the Time Charters and the Sub-Time Charters;

“CISADA” means the United States Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010;

“Classification Society” means, in relation to a Ship, Det Norske Veritas or such other first-class vessel classification society that is a member of IACS that the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld), approve from time to time;

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Collateral” means all property (including, without limitation, any proceeds thereof) referred to in the Finance Documents that is or is intended to be subject to any Security Interest in favor of the Security Trustee, for the benefit of the Lenders, securing the Secured Liabilities;

“Collateral Maintenance Ratio” has the meaning given in Clause 15.2;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Certificate” means a certificate executed by an authorized person of the Borrowers in the form set out in Appendix B;

“Contractual Currency” has the meaning given in Clause 22.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party” means the Agent, the Security Trustee or any Lender, whether as at the date of this Agreement or at any later time;

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in currency values to or under which such person or any of its subsidiaries is a party or a beneficiary on the date of this Agreement or becomes a party or a beneficiary thereafter;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

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“Drawdown Date” means, in relation to the Advance, the date requested by the Borrowers for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the Borrower owning that Ship or the Security Trustee in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in relation to a Ship, an account in the name of the Borrower owning that Ship with the Account Bank designated as the Earnings Account for that Ship, or any other account (with the Account Bank or the Agent or with another bank or financial institution acceptable to the Majority Lenders) for the purpose of receiving all charter hire and other amounts paid under the relevant Time Charter;

“Earnings Account Pledge” means a pledge of an Earnings Account, in the form set out in Appendix C;

“Earnings Assignment” means, in relation to a Ship, an assignment of the Earnings and any Requisition Compensation of that Ship, in the form set out in Appendix D;

“Effective Date” means the date on which this Agreement is executed and delivered by the parties hereto;

“Email” has the meaning given in Clause 29.1;

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“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, indemnification, contribution, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released and which involves a collision or allision between a Ship and another vessel or object, or some other incident of navigation or operation, in any case, in connection with which such Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Ship and/or a Borrower and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which such Ship is actually or potentially liable to be arrested and/or where a Borrower and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Equity Interests” of any person means:

(a)	any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and

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(b)	all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;

“ERISA Affiliate” means a trade or business (whether or not incorporated) that, together with Bulk Partners or any subsidiary of it, would be deemed to be a single employer under Section 414 of the Code;

“Estate” has the meaning assigned such term in Clause 31.1(b)(ii);

“Event of Default” means any of the events or circumstances described in Clause 20.1;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder;

“Executive Order” means an executive order issued by the President of the United States of America;

“Fair Market Value” means, in relation to a Ship, the market value of such Ship at any date that is shown by the average of two (2) valuations each prepared and addressed to the Agent:

(a)	as at a date not more than 14 days prior to the date such valuation is delivered to the Agent;

(b)	by Approved Brokers selected by the Agent (which shall be Maritime Strategies International Ltd., Arrow London, Compass Maritime, Maersk Brokers, ICAP, Howe Robinson or SSY), provided that, if requested by the Borrowers, one of which may be selected by the Borrowers;

(c)	with or without physical inspection of that Ship (as the Agent may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (and with no value to be given to any pooling arrangements); and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale;

provided that (i) if a range of market values is provided in a particular appraisal, then the market value in such appraisal shall be deemed to be the mid-point within such range and (ii) if a third appraisal is obtained as provided in Clause 11.1(h), the market value of such Ship shall be the average of the three appraisals obtained;

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“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement and any current or future proposed, temporary or final regulations or official interpretations thereof;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Earnings Account Pledges;

(c)	the Earnings Assignments;

(d)	the Guarantees;

(e)	the Insurance Assignments;

(f)	the Mortgages;

(g)	the Note;

(h)	the Shares Pledges;

(i)	the Sub-Time Charter Assignments;

(j)	the Time Charter Assignments; and

(k)	any other document (whether creating a Security Interest or not) which is executed at any time by any person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, with respect to any person (the “debtor”) at any date of determination (without duplication):

(a)	all obligations of the debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	all obligations of the debtor evidenced by bonds, debentures, notes or other similar instruments;

(c)	all obligations of the debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the debtor (including reimbursement obligations with respect thereto);

(d)	all obligations (except trade payables ) of the debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services;

(e)	all Capitalized Lease Obligations of the debtor as lessee;

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(f)	all Financial Indebtedness of persons other than the debtor secured by a Security Interest on any asset of the debtor, whether or not such Financial Indebtedness is assumed by the debtor, provided that the amount of such Financial Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Financial Indebtedness;

(g)	all Financial Indebtedness of persons other than the debtor under any guarantee, indemnity or similar obligation entered into by the debtor to the extent such Financial Indebtedness is guaranteed, indemnified, etc. by the debtor; and

(h)	to the extent not otherwise included in this definition, obligations of the debtor under Currency Agreements and Interest Rate Agreements or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount.

The amount of Financial Indebtedness of any debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, as determined in conformity with GAAP, provided that (i) the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount is the face amount of such Financial Indebtedness less the remaining unamortized portion of such original issue discount of such Financial Indebtedness at such time as determined in conformity with GAAP, and (ii) Financial Indebtedness shall not include any liability for taxes;

“Fiscal Year” means, in relation to any person, each period of one (1) year commencing on January 1 of each year and ending on December 31 of such year in respect of which its accounts are or ought to be prepared;

“Foreign Pension Plan” means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Bulk Partners or any one or more of its subsidiaries primarily for the benefit of its or their employees residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code;

“GAAP” means generally accepted accounting principles in the United States of America, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board;

“Glencore AG” means Glencore International AG, a Swiss corporation;

“Glencore Guarantors” means Glencore AG and Glencore PLC;

“Glencore PLC” means Glencore International plc, a Jersey corporation;

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“Guarantee” means a guarantee by a Guarantor of the obligations of the Borrowers under this Agreement, in the form set out in Appendix E;

“Guarantors” means Bulk Partners, Glencore AG and Glencore PLC;

“IACS” means the International Association of Classification Societies;

“Insurances” means in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of such Ship in any protection and indemnity or war risks association, effected in respect of such Ship, the Earnings or otherwise in relation to such Ship; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Insurance Assignment” means, in relation to a Ship, a first priority assignment of the Insurances, in the form set out in Appendix F;

“Interest Period” means a period determined in accordance with Clause 6;

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a person or any of its subsidiaries against fluctuations in interest rates to or under which such person or any of its subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary hereafter;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISM Code Documentation” includes, in respect of a Ship:

(a)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to such Ship within the periods specified by the ISM Code;

(b)	all other documents and data which are relevant to the safety management system and its implementation and verification which the Agent may reasonably require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain such Ship’s compliance or the compliance of a Borrower or the Approved Manager with the ISM Code which the Agent may reasonably require;

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time;

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“ISPS Code Documentation” includes:

(a)	the ISSC; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” under its name on Schedule 1 or in the relevant Transfer Certificate pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent in accordance with Clause 27.14;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to four (4) decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market;

as of 11:00 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period;

“Loan” means the principal amount from time to time outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to such Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,500,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before the Loan has been made, Lenders whose Commitments total 66.67% of the Total Commitments; and

(b)	after the Loan has been made, Lenders whose Contributions total 66.67% of the Loan;

“Margin” means 3.25% per annum;

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the United States Federal Reserve System and any successor regulations thereto, as in effect from time to time;

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“Maturity Date” means the earlier of the date which is the fifth anniversary of the Drawdown Date and the date on which the Loan is accelerated pursuant to Clause 20.4;

“Mortgage” means, in relation to a Ship, the first preferred Panamanian ship mortgage on that Ship, in the form set out in Appendix G;

“Multiemployer Plan” means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Bulk Partners or any subsidiary of it or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute;

“Negotiation Period” has the meaning given in Clause 5.10;

“Non-indemnified Tax” means:

(a)	any tax on the net income of a Creditor Party (but not a tax on gross income or individual items of income), whether collected by deduction or withholding or otherwise, which is levied by a taxing jurisdiction which:

(i)	is located in the country under whose laws such entity is formed (or in the case of a natural person is a country of which such person is a citizen); or

(ii)	with respect to any Lender, is located in the country of its Lending Office; or

(iii)	with respect to any Creditor Party other than a Lender, is located in the country from which such party has originated its participation in this transaction; or

(b)	any tax imposed under FATCA (or any amended or successor provision of FATCA that is substantively comparable and not materially more onerous to comply with) to the extent imposed under the FATCA rules as in effect on the Effective Date;

“Note” means a promissory note of the Borrowers, payable to the order of the Agent, evidencing the aggregate indebtedness of the Borrowers under this Agreement, in the form set out in Appendix H;

“Notifying Lender” has the meaning given in Clause 24.1 or Clause 25.1 as the context requires;

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;

“pari passu”, when used with respect to the ranking of any Financial Indebtedness of any person in relation to other Financial Indebtedness of such person, means that each such Financial Indebtedness:

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(a)	either (i) is not subordinated in right of payment to any other Financial Indebtedness of such person or (ii) is subordinate in right of payment to the same Financial Indebtedness of such person as is the other and is so subordinate to the same extent; and

(b)	is not subordinate in right of payment to the other or to any Financial Indebtedness of such person as to which the other is not so subordinate;

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199);

“Payment Currency” has the meaning given in Clause 22.4;

“Permitted Security Interests” means:

(a)	Security Interests created or permitted by the Finance Documents;

(b)	Security Interests for unpaid but not past due master’s and crew’s wages in accordance with usual maritime practice;

(c)	Security Interests for salvage;

(d)	Security Interests arising by operation of law for not more than two (2) months’ prepaid hire under any charter or other contract of employment in relation to a Ship not otherwise prohibited by this Agreement or any other Finance Document;

(e)	Security Interests for master’s disbursements incurred in the ordinary course of trading and any other Security Interests arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such Security Interests do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower that owns such Ship in good faith by appropriate steps) and subject, in the case of Security Interests for repair or maintenance, to Clause 14.13(h);

(f)	any Security Interest created in favor of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith and such Security Interest does not (and is not likely to) result in any sale, forfeiture or loss of the Ship owned by that Borrower; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

provided that the Security Interests described in paragraphs (b) through (g) above shall not exceed $1,000,000 in the aggregate at any time;

“Pertinent Document” means:

(a)	any Finance Document;

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(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	the jurisdiction under the laws of which the company is incorporated or formed;

(b)	a jurisdiction in which the company has the center of its main interests or in which the company’s central management and control is or has recently been exercised;

(c)	a jurisdiction in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(d)	a jurisdiction in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; or

(e)	a jurisdiction the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (a) or (b) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which Bulk Partners or any subsidiary of it or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

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“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination under this Agreement and/or the satisfaction of any other condition, would constitute an Event of Default;

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is two (2) Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Reference Banks” means, subject to Clause 27.16, the London branches of three banks, each of which shall be a member of the British Bankers’ Association, one of which shall be selected by the Agent and two of which shall be selected by the Borrowers;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the Council of the European Union, the United Nations or its Security Council or the United Kingdom;

(b)	under CISADA;

(c)	in respect of (i) a “national” of any “designated foreign country”, within the meaning of the Foreign Assets Control Regulations or the Cuban Asset Control Regulations of the United States Department of the Treasury, 31 C.F.R., Subtitle B, Chapter V, as amended, or (ii) a “specially designated national” listed by OFAC or any regulations or rulings issued thereunder; or

(d)	otherwise imposed by any law or regulation or Executive Order by which any Creditor Party or a Borrower or a Guarantor is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Creditor Party or a Borrower or a Guarantor including without limitation laws or regulations or Executive Orders restricting loans to, investments in, or the export of assets to, foreign countries or entities doing business there;

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provided that the laws and regulations described in paragraphs (a) and (d) shall be applicable only to the extent such laws and regulations are not inconsistent with the laws and regulations of the United States of America;

“Screen Rate” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers and the Lenders;

“Secured Liabilities” means all liabilities that any of the Security Parties has, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, encumbrance, charge (whether fixed or floating) or pledge, any maritime or other lien or privilege or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means each of the Borrowers, each of the Guarantors, the Time Charterer and any other person (except a Creditor Party) who, as a surety, guarantor, mortgagor, assignor or pledgor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Finance Document;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the other Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by the Borrowers or any other Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrowers nor any other Security Party has any future or contingent liability under Clause 21, 22 or 23 or any other provision of this Agreement or another Finance Document; and

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(d)	the Agent, the Security Trustee and the Majority Lenders do not reasonably consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or another Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Servicing Bank” means the Agent or the Security Trustee;

“Shares Pledge” means a pledge of the Equity Interests of the Borrowers in the form set out in Appendix I;

“Ship” means each of:

(a)	the 2010-built motor vessel of 40,142 gross registered tons and 25,265 net registered tons named “NORDIC ODYSSEY”, IMO Number 9529451, and registered in the name of Bulk Nordic Odyssey Ltd. under Panamanian flag; and

(b)	the 2011-built motor vessel of 40,142 gross registered tons and 25,265 net registered tons named “NORDIC ORION”, IMO Number 9529463, and registered in the name of Bulk Nordic Orion Ltd. under Panamanian flag;

“ST Shipping” means ST Shipping and Transport Pte. Ltd. (Company Registration No. 200606717H), a company incorporated under the laws of Singapore;

“Sub-Time Charter” means, in relation to a Ship, a sub-time charter party in respect of that Ship in Agreed Form between the Time Charterer as owner and the Sub-Time Charterer as charterer, the terms of which shall include, among other things, a charter period of not less than 5 years and a daily hire rate of not less than $15,500;

“Sub-Time Charter Assignment” means, in relation to a Ship, an assignment of the Sub-Time Charter for such Ship, in the form set out in Appendix J;

“Sub-Time Charterer” means Nordic Bulk Carriers A/S, a corporation incorporated and existing under the laws of Denmark;

“Time Charter” means, in relation to a Ship, a time charter party in respect of that Ship in Agreed Form between the Borrower that owns that Ship as owner and the Time Charterer as charterer, the terms of which shall include, among other things, a charter period of not less than 5 years and a daily hire rate of not less than $15,500;

“Time Charter Assignment” means, in relation to a Ship, an assignment of the Time Charter for such Ship, in the form set out in Appendix K;

“Time Charter Guarantor” means Glencore AG;

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“Time Charterer” means ST Shipping;

“Total Loss” means in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension), unless it is within one (1) month redelivered to the full control of the Borrower owning that Ship; or

(c)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless it is within one (1) month redelivered to the full control of the Borrower owning that Ship;

“Total Loss Date” means in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transfer Certificate” has the meaning given in Clause 27.2;

“Transferee Lender” has the meaning given in Clause 27.2;

“Transferor Lender” has the meaning given in Clause 27.2;

“UCC” means the Uniform Commercial Code of the State of New York; and

“Voting Stock” of any person as of any date means the Equity Interests of such person that are at the time entitled to vote in the election of the board of directors or similar governing body of such person.

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1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Agent with the consent of the Majority Lenders;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any corporation, limited liability company, partnership, joint venture, unincorporated association, joint stock company and trust;

“consent” includes an authorization, consent, approval, resolution, license, exemption, filing, registration, notarization and legalization;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, Email or fax;

“excess risks” means, in relation to a Ship, the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances in respect of that Ship in consequence of the value at which the Ship is assessed for the purpose of such claims exceeding its insured value;

“excess war risk P&I cover” means, in relation to a Ship, cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any statute, regulation or resolution of the United States of America, any state thereof, the Council of the European Union, the European Commission, the United Nations or its Security Council or any other Pertinent Jurisdiction;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning that Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

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“person” includes natural persons; any company; any state, political sub-division of a state and local or municipal authority; and any international organization;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of P&I Clubs, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental body, intergovernmental or supranational, agency, department or regulatory, self-regulatory or other authority or organization;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganization of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any country, any state, any political sub-division of a state or any local or municipal authority or any other governmental authority authorized to levy such tax (including any such imposed in connection with exchange controls), and any related penalties, interest or fines; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

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(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued Equity Interests in S (or a majority of the issued Equity Interests in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued Equity Interests of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors (or equivalent) of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Agent approves or reasonably requires with the consent of the Majority Lenders and which are acceptable to the Borrowers;

(c)	references to, or to a provision of, any law or regulation include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.7	Accounting terms. Unless otherwise specified herein, all accounting terms used in this Agreement and in the other Finance Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to any Creditor Party under this Agreement shall be prepared, in accordance with GAAP as from time to time in effect.

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1.8	Inferences regarding materiality. To the extent that any representation, warranty, covenant or other undertaking of a Security Party in this Agreement or any other Finance Document is qualified by reference to those matters which are not reasonably expected to result in a “material adverse effect” or language of similar import, no inference shall be drawn therefrom that any Creditor Party has knowledge or approves of any noncompliance by such Security Party with any law or regulation.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders severally agree to make available to the Borrowers a loan facility in the principal amount of up to the lesser of $40,000,000 or 65% of the aggregate Fair Market Value of the Ships as of the date of this Agreement.

2.2	Lenders’ participations in Advance. Subject to the other provisions of this Agreement, each Lender shall participate in the Advance in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advance. The Borrowers undertake with each Creditor Party to use the Advance only for the purpose of (i) repayment of a bridge loan provided by ST Shipping to the Borrowers, and (ii) repayment of subordinated shareholder loans provided by ST Shipping and Bulk Partners to the Borrowers.

2.4	Cancellation of Total Commitments. Any portion of the Total Commitments not disbursed to the Borrowers shall be cancelled and terminated automatically on the expiration of the Availability Period.

3	POSITION OF THE LENDERS

3.1	Interests several. The rights of the Lenders under this Agreement are several.

3.2	Individual right of action. Each Lender shall be entitled to sue for any amount which has become due and payable by a Security Party to it under this Agreement without joining the Agent, the Security Trustee or any other Lender as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender may commence proceedings against any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations several. The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

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3.5	Replacement of a Lender.

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	a Borrower or any other Security Party becomes obliged in the absence of an Event of Default to repay any amount in accordance with Clause 24 or to pay additional amounts pursuant to Clause 23 or Clause 25 to any Lender in excess of amounts payable to other Lenders generally, then the Borrowers may, on 30 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrowers, which is acceptable to the Agent with the consent of the Majority Lenders (other than the Lender the Borrowers desire to replace), which confirms its willingness to assume and by its execution of a Transfer Certificate does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Advances and all accrued interest and/or breakages costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 3.5 shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent or the Security Trustee;

(ii)	neither the Agent nor any Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date the Borrowers notify the Non-Consenting Lender and the Agent of its intent to replace the Non-Consenting Lender pursuant to Clause 3.5(a); and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	For purposes of this Clause 3.5, in the event that:

(i)	a Borrower or the Agent has requested the Lenders to give a consent in relation to or to agree to a waiver or amendment of any provisions of the Finance Documents;

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(ii)	the consent, waiver or amendment in question requires the approval of all Lenders; and

(iii)	Lenders whose Commitments aggregate more than 66.67% percent of the Total Commitments have consented to or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

4	DRAWDOWN

4.1	Request for Advance. Subject to the following conditions, the Borrowers may request the Advance to be made by delivering to the Agent a completed Drawdown Notice not later than 10:00 a.m. (New York City time) two (2) Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date must be a Business Day during the Availability Period;

(b)	the amount of the Advance shall not exceed the lesser of $40,000,000 and 65% of the aggregate Fair Market Value of the Ships as of the date of this Agreement; and

(c)	the applicable conditions precedent stated in Clause 9 hereof shall have been satisfied or waived as provided therein.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director, an officer or a duly authorized attorney-in-fact of the Borrowers and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, before 10:00 a.m. (New York City time) on and with value on the Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender under Clause 2.2.

4.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5 and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the Drawdown Notice; and

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(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to the account of a third party designated by the Borrowers in a Drawdown Notice shall constitute the making of the Advance and the Borrowers shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

4.8	Promissory note.

(a)	The obligation of the Borrowers to pay the principal of, and interest on, the Loan shall be evidenced by the Note, which shall be dated the date of the Drawdown Date.

(b)	The Advance made by the Lenders to the Borrowers may be evidenced by a notation of the same made by the Agent on the grid attached to the Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the Advance.

(c)	Each Lender shall record on its internal records the amount of its participation in the Advance and each payment in respect thereof, and the unpaid balance of such participation in the Advance shall, absent manifest error and to the extent not inconsistent with the notations made by the Agent on the grid attached to the Note, be as so recorded.

(d)	The failure of the Agent or any Lender to make any such notation shall not affect the obligation of the Borrowers in respect of the Advance or the Loan nor affect the validity of any transfer by the Agent of the Note.

(e)	On receipt of satisfactory evidence that the Note has been lost, mutilated or destroyed and on surrender of the remnants thereof, if any, the Borrowers will promptly replace the Note, without charge to the Creditor Parties, with a similar Note. If such replacement Note replaces a lost Note it shall bear an endorsement to that effect. Any lost Note subsequently found shall be surrendered to the Borrowers and cancelled. The Agent shall indemnify the Borrowers for any losses, claims or damages resulting from the loss of such Note.

5	INTEREST

5.1	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

5.2	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

5.3	Payment of accrued interest. In the case of an Interest Period longer than three (3) months, accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrowers and each Lender of:

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(a)	each rate of interest; and

(b)	the duration of each Interest Period (as determined under Clause 6.2),

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Banks to quote. A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks but if two (2) or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with Clauses 5.7 to 5.12 of this Agreement.

5.7	Market disruption. Clauses 5.7 to 5.12 of this Agreement apply if:

(a)	no Screen Rate is available for an Interest Period and two (2) or more of the Reference Banks do not, before 1:00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least one (1) Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 50% of the Loan (or, if an Advance has not been made, Commitments amounting to more than 50% of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Date for the Interest Period.

5.8	Notification of market disruption. The Agent shall promptly notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown. If the Agent’s notice under Clause 5.8 is served before an Advance is made, the Lenders’ obligations to make the Advance shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest. If the Agent’s notice under Clause 5.8 is served after an Advance is made, the Borrowers, the Agent and the Lenders shall use reasonable endeavors to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate for the Lenders to fund or continue to fund their Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest. Any alternative interest rate which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed by the Borrowers, the Agent and the Lenders.

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5.12	Alternative rate of interest in absence of agreement. If an alternative interest rate is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender, set an interest period and interest rate representing the cost of funding of the Lenders in Dollars or in any available currency of their or its Contribution plus the Margin. The procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 5 Business Days’ notice of its intention to prepay (without premium or penalty and without any applicable prepayment fee under Clause 8.9(c)) at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments. A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrowers’ notice of intended prepayment and:

(a)	on the date on which the Agent serves that notice, the Total Commitments shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty and without any applicable prepayment fee under Clause 8.9(c)) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

5.15	Application of prepayment. The provisions of clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to the Advance shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.5, each Interest Period shall be 3 months or such other period as the Agent may, with the authorization of all the Lenders, agree with the Borrowers pursuant to Clause 6.4.

6.3	Duration of Interest Periods for repayment installments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Interest periods longer than 12 months. Subject to Clause 6.5, upon not less than fifteen (15) Business Days prior written notice from the Borrowers to the Agent, and subject to the agreement of all of the Lenders, the interest rate of all or more than 50% of the Advance may be fixed for an Interest Period in excess of 12 months. The interest rate will be the actual refinancing rate available to the Lenders (on a weighted average basis) for that Interest Period plus the Margin. The Agent shall notify the Borrowers of the proposed interest rate within 8 Business Days of the receipt of such notice from the Borrowers. If the Borrowers notify the Agent within 5 Business Days of the notice of the proposed interest rate that the Borrowers do not agree with the proposed interest rate, then the Interest Period shall be determined under Clause 6.2.

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6.5	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than three (3) months pursuant to Clause 6.4, any Lender notifies the Agent by 11:00 a.m. (New York City time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of three (3) months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by such Borrower under any Finance Document which the Agent, the Security Trustee or any other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 20.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.00 percent above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); and

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to three (3) months which the Agent may, with the consent of the Majority Lenders, select from time to time, LIBOR.

7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and each relevant Security Party of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that such Security Party is liable to pay such interest only with effect from the date of the Agent’s notification.

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7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment installments. The Borrowers shall repay the Loan as follows:

Date	Repayment	Outstanding Loan
1st Repayment Date	$1,000,000	$39,000,000
2nd Repayment Date	$1,000,000	$38,000,000
3rd Repayment Date	$1,000,000	$37,000,000
4th Repayment Date	$1,000,000	$36,000,000
5th Repayment Date	$2,000,000	$34,000,000
6th Repayment Date	$1,000,000	$33,000,000
7th Repayment Date	$1,000,000	$32,000,000
8th Repayment Date	$1,000,000	$31,000,000
9th Repayment Date	$2,000,000	$29,000,000
10th Repayment Date	$1,000,000	$28,000,000
11th Repayment Date	$1,000,000	$27,000,000
12th Repayment Date	$1,000,000	$26,000,000
13th Repayment Date	$1,000,000	$25,000,000
14th Repayment Date	$1,000,000	$24,000,000
15th Repayment Date	$1,000,000	$23,000,000
16th Repayment Date	$1,000,000	$22,000,000
17th Repayment Date	$2,000,000	$20,000,000
18th Repayment Date	$1,000,000	$19,000,000
19th Repayment Date	$1,000,000	$18,000,000
Maturity Date	$1,000,000	$17,000,000

8.2	Repayment Dates. The first installment shall be repaid on the date falling three (3) months after the Drawdown Date and the last installment on the Maturity Date.

8.3	Maturity Date. On the Maturity Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties a balloon payment of $17,000,000, or such other amount as is outstanding on the Loan as of the Maturity Date, and all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.

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8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $500,000 or a multiple of $500,000;

(b)	the Agent has received from the Borrowers at least five (5) Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrowers have provided evidence satisfactory to the Agent that any consent required by the Borrowers in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrowers has been complied with (which may be satisfied by the Borrowers certifying that no consents are required and that no regulations need to be complied with).

8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorization of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).

8.8	Mandatory prepayment. The Borrowers shall prepay the relevant proportion of the Loan if a Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of such Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 150 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

For purposes of this Clause 8.8, “relevant proportion” means:

(i)	in the case of the first Ship to be sold and/or to become a Total Loss, in an amount needed to preserve the Collateral Maintenance Ratio required by Clause 15.2(c); or

(ii)	100%, if the Ship is the second to be sold and/or to become a Total Loss.

8.9	Amounts payable on prepayment. A voluntary prepayment under Clause 8.4 and a mandatory prepayment under Clause 8.8 shall be made together with:

(a)	accrued interest (and any other amount payable under Clause 22 or otherwise) in respect of the amount prepaid;

(b)	if the prepayment is not made on the last day of an Interest Period, any sums payable under Clause 22.1(b); and

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(c)	the following prepayment fees as applicable:

(i)	2.00% of the prepaid amount in respect of any prepayment made prior to the first anniversary of the Drawdown Date;

(ii)	1.00% of the prepaid amount in respect of any prepayment made on or after the first anniversary of the Drawdown Date but prior to the second anniversary of the Drawdown Date;

(iii)	0.50% of the prepaid amount in respect of any prepayment made on or after the second anniversary of the Drawdown Date but prior to the third anniversary of the Drawdown Date;

provided that no prepayment fee shall be payable:

(A)	in respect of a mandatory prepayment under Clause 8.8(b), 15.3 or 24.1(c);

(B)	in respect of amounts paid pursuant to Clauses 8.9(a) and (b); or

(C)	in respect of a voluntary prepayment under Clause 8.4 provided that such payment is made from the Earnings Account and provided that the Minimum Balance required by Clause 19.2 is always maintained.

8.10	Application of partial prepayment. Each partial prepayment under Clause 8.4 shall be applied against the repayment installments specified in Clause 8.1 in inverse order of maturity.

8.11	No reborrowing. No amount prepaid may be reborrowed.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to the Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the Drawdown Notice, the Agent receives:

(i)	the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent; and

(ii)	such documentation and other evidence as is reasonably requested by the Agent or a Lender in order for each to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement and the other Finance Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the requirements of the PATRIOT Act;

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(b)	that, on the Drawdown Date but prior to the making of the Advance, the Agent receives or is satisfied that it will receive on the making of the Advance the documents described in Part B of Schedule 4 in form and substance satisfactory to it;

(c)	that, on or before the service of the Drawdown Notice, the Agent receives the facility fee referred to in Clause 21.1, all accrued commitment fee payable pursuant to Clause 21.1 and the upfront fee referred to in Clause 21.1 and has received payment of the expenses referred to in Clause 21.2; and

(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance;

(ii)	the representations and warranties in Clause 10 and those of the Borrowers or any other Security Party which are set out in the other Finance Documents (other than those relating to a specific date) would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	there has been no material change in the consolidated financial condition, operations or business prospects of the Borrowers or any of the Guarantors since the date on which the Borrowers and/or the Guarantors provided information concerning those topics to the Agent and/or any Lender;

(iv)	there has been no material adverse global economic or political developments; and

(v)	there has been no material adverse development in the international money and capital markets.

(e)	that, if the Collateral Maintenance Ratio were applied immediately following the making of the Advance, the Borrowers would not be required to provide additional Collateral or prepay part of the Loan under Clause 15; and

(f)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorization of the Majority Lenders, reasonably request by written notice (email is an acceptable form of such notice) to the Borrowers prior to the Drawdown Date.

9.2	Waiver of conditions precedent. Notwithstanding anything in Clause 9.1 to the contrary, if the Agent, with the consent of the Majority Lenders, permits the Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that such conditions are satisfied within ten (10) Business Days after the Drawdown Date (or such longer period as the Agent may specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. Each of the Borrowers represents and warrants to each Creditor Party as of the Effective Date and the Drawdown Date as follows.

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10.2	Status. Each of the Borrowers is:

(a)	duly incorporated or formed and validly existing and in good standing under the law of its jurisdiction of incorporation or formation;

(b)	duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where, in each case, the failure to so qualify or be licensed and be in good standing could not reasonably be expected to have a material adverse effect on its business, assets or financial condition or which may affect the legality, validity, binding effect or enforceability of the Finance Documents; and

(c)	there are no proceedings or actions pending or contemplated by either of the Borrowers, or to the knowledge of the Borrowers contemplated by any third party, seeking to adjudicate either of the Borrowers a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property.

10.3	Company power; consents. Each of the Borrowers and has taken all action, and no consent of any person is required, for:

(a)	it to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted;

(b)	it to execute each Finance Document to which it is or is to become a party;

(c)	it to execute the Time Charters, and comply with its obligations under the relevant Time Charter and each Finance Document to which it is or is to become a party;

(d)	it to grant the Security Interests granted by it pursuant to the Finance Documents to which it is or is to become a party;

(e)	the perfection or maintenance of the Security Interests created by the Finance Documents (including the first priority nature thereof); and

(f)	the exercise by any Creditor Party of their rights under any of the Finance Documents or the remedies in respect of the Collateral pursuant to the Finance Documents,

except, in each case, for consents which have been duly obtained, taken, given or made and are in full force and effect.

10.4	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Title.

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(a)	Each of the Borrowers owns (i) in the case of owned real property, good and marketable fee title to and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Security Interests or claims, except for Permitted Security Interests.

(b)	Except for Permitted Security Interests, neither of the Borrowers has created or is contractually bound to create any Security Interest on or with respect to any of its assets, properties, rights or revenues, and except as provided in this Agreement, neither of the Borrowers is restricted by contract, applicable law or regulation or otherwise from creating Security Interests on any of its assets, properties, rights or revenues.

(c)	Each of the Borrowers has received all deeds, assignments, waivers, consents, non-disturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Borrower’s right, title and interest in and to the Ship owned by it and other properties and assets (or arrangements for such recordings, filings and other actions acceptable to the Agent shall have been made).

10.6	Legal validity; effective first priority Security Interests. Subject to any relevant insolvency laws affecting creditors’ rights generally:

(a)	the Finance Documents to which each of the Borrowers is a party, constitute or, as the case may be, will constitute upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), such Borrower’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)	the Finance Documents to which each of the Borrowers is a party, create or, as the case may be, will create upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), legal, valid and binding first priority Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate.

10.7	No third party Security Interests. Without limiting the generality of Clauses 10.5 and 10.6, at the time of the execution and delivery of each Finance Document to which a Borrower is a party:

(a)	the Borrower party thereto will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The borrowing of the Advance, the execution of each Finance Document and compliance with each Finance Document will not involve or lead to a contravention of:

(a)	to the knowledge of the Borrowers, any law or regulation; or

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(b)	the constitutional documents of a Borrower; or

(c)	any contractual or other obligation or restriction which is binding on a Borrower or any of its assets.

10.9	Status of Secured Liabilities. The Secured Liabilities constitute direct, unconditional and general obligations of each Borrower and rank (a) senior to all subordinated Financial Indebtedness and (b) not less than pari passu (as to priority of payment and as to security) with all other Financial Indebtedness of each Borrower.

10.10	Taxes.

(a)	All payments which a Borrower is liable to make under the Finance Documents to which it is a party can properly be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

(b)	Each Borrower has timely filed or has caused to be filed all tax returns and other reports that it is required by law or regulation to file in any Pertinent Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in any Pertinent Jurisdiction, other than taxes and charges:

(i)	which (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and as to which such failure to have paid such tax does not create any material risk of sale, forfeiture, loss, confiscation or seizure of a Ship or of criminal liability; or

(ii)	the non-payment of which could not reasonably be expected to have a material adverse effect on the financial condition of such Borrower.

The charges, accruals, and reserves on the books of each Borrower respecting taxes are adequate in accordance with GAAP.

(c)	No material claim for any tax has been asserted against a Borrower by any Pertinent Jurisdiction or other taxing authority other than claims that are included in the liabilities for taxes in the most recent balance sheet of such person or disclosed in the notes thereto, if any.

(d)	The execution, delivery, filing and registration or recording (if applicable) of the Finance Documents and the consummation of the transactions contemplated thereby will not cause any of the Creditor Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in any Pertinent Jurisdiction.

(e)	No taxes are required by any governmental authority in any Pertinent Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Finance Document.

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(f)	The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of the Borrowers.

(g)	It is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the other Finance Documents.

10.11	No default. No Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance.

10.12	Information. All financial statements, information and other data furnished by or on behalf of a Borrower to any of the Creditor Parties:

(a)	was true and accurate in all material respects at the time it was given;

(b)	such financial statements, if any, have been prepared in accordance with GAAP and accurately and fairly represent in all material respects the financial condition of such Borrower as of the date or respective dates thereof and the results of operations of such Borrower for the period or respective periods covered by such financial statements;

(c)	there are no other facts or matters the omission of which would have made or make any such information false or misleading in any material respect;

(d)	there has been no material adverse change in the financial condition, operations or business prospects of such Borrower since the date on which such information was provided other than as previously disclosed to the Agent in writing; and

(e)	neither of the Borrowers has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data.

10.13	No litigation. No legal or administrative action involving a Borrower (including any action relating to any alleged or actual breach of the ISM Code, the ISPS Code or any Environmental Law) has been commenced or taken by any person, or, to a Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the business, assets or financial condition of a Borrower or which may affect the legality, validity, binding effect or enforceability of the Finance Documents.

10.14	Intellectual property. Except for those with respect to which the failure to own or license could not reasonably be expected to have a material adverse effect, each Borrower owns or has the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses and other rights with respect thereto, and have obtained assignment of all licenses and other rights of whatsoever nature, that are material to its business as currently contemplated without any conflict with the rights of others.

10.15	ISM Code and ISPS Code compliance. Each Borrower has obtained or will obtain or will cause to be obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ship owned by it and its operation and will be or will cause such Ship and the relevant Approved Manager to be in full compliance with the ISM Code and the ISPS Code.

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10.16	Validity and completeness of Time Charter and Sub-Time Charter.

(a)	Each Time Charter constitutes valid, binding and enforceable obligations of the Time Charterer and the relevant Borrower in accordance with its terms and:

(i)	the copy of such Time Charter delivered to the Agent before the date of this Agreement is a true and complete copy; and

(ii)	no amendments or additions to the Time Charter have been agreed nor has the relevant Borrower or the Time Charterer waived any of their respective rights under the Time Charter, in each case that would be adverse in any material respect to the interests of the Creditor Parties (or any of them) under or in respect of the Finance Documents.

(b)	[intentionally omitted].

(c)	Each Sub-Time Charter constitutes valid, binding and enforceable obligations of the Time Charterer and the Sub-Time Charterer in accordance with its terms and:

(i)	the copy of such Sub-Time Charter delivered to the Agent before the date of this Agreement is a true and complete copy; and

(ii)	no amendments or additions to the Sub-Time Charter have been agreed nor has the Time Charterer or the Sub-Time Charterer waived any of their respective rights under the Sub-Time Charter in each case that would be adverse in any material respect to the interests of the Creditor Parties (or any of them) under or in respect of the Finance Documents.

10.17	Compliance with law; Environmentally Sensitive Material. Except to the extent the following could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of a Borrower, or affect the legality, validity, binding effect or enforceability of the Finance Documents:

(a)	the operations and properties of each Borrower comply with all applicable laws and regulations, including without limitation Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of each such person and each such person is in compliance in all material respects with all such Environmental Permits; and

(b)	neither of the Borrowers has been notified in writing by any person that it or any of its subsidiaries or Affiliates is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Environmentally Sensitive Material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Environmentally Sensitive Material.

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10.18	Ownership structure.

(a)	Each Borrower has no subsidiaries.

(b)	All of the Equity Interests of the Borrowers have been validly issued, are fully paid, non-assessable and free and clear of all Security Interests and are owned of record by Bulk Fleet and ST Shipping.

(c)	All of the Equity Interests of ST Shipping are owned beneficially and of record by Glencore AG.

(d)	All of the Equity Interests of Bulk Fleet are owned beneficially by Bulk Partners.

(e)	None of the Equity Interests of any of the Borrowers are subject to any existing option, warrant, call, right, commitment or other agreement of any character to which any of the Borrowers is a party requiring, and there are no Equity Interests of any of the Borrowers outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Equity Interests of any of the Borrowers or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of any of the Borrowers.

10.19	ERISA. Neither of the Borrowers nor Bulk Partners maintains any Plan, Multiemployer Plan or Foreign Pension Plan.

10.20	Margin stock. Neither of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

10.21	Investment company, public utility, etc. Neither of the Borrowers is:

(a)	an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended; or

(b)	a “public utility” within the meaning of the United States Federal Power Act of 1920, as amended.

10.22	Asset control.

(a)	Each of the Borrowers is not a Prohibited Person, is not owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and does not own or control a Prohibited Person;

(b)	No proceeds of the Advance shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

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10.23	No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrowers of the Advance, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which a Borrower is a party, each of the Borrowers confirms that:

(a)	it is acting for its own account;

(b)	it will use the proceeds of the Advance for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and

(c)	the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.

10.24	Ships. Each Ship is:

(a)	in the sole and absolute ownership of a Borrower and duly registered in such Borrower’s name under the law of the Republic of Panama, unencumbered save and except for the Mortgage thereon in favor of the Security Trustee recorded against it and Permitted Security Interests;

(b)	seaworthy for hull and machinery insurance warranty purposes and in every way fit for its intended service;

(c)	insured in accordance with the provisions of this Agreement and the requirements hereof in respect of such insurances will have been complied with;

(d)	in class in accordance with the provisions of this Agreement and the requirements hereof in respect of such classification will have been complied with; and

(e)	managed by an Approved Manager pursuant to an Approved Management Agreement.

10.25	Place of business. For purposes of the UCC, each of the Borrowers has only one place of business located at, or, if it has more than one place of business, the chief executive office from which it manages the main part of its business operations and conducts its affairs is located at:

Par la Ville Place

14 Par la Ville Road

Hamilton HM08

Bermuda

Neither of the Borrowers has a place of business in the United States of America, the District of Columbia, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States of America.

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10.26	Solvency. In the case of each of the Borrowers:

(a)	the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities;

(b)	the present fair market saleable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature;

(c)	it does not and will not have unreasonably small working capital with which to continue its business; and

(d)	it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature.

10.27	Borrowers’ business. From the date of its incorporation until the date hereof, each of the Borrowers has not conducted any business other than in connection with, or for the purpose of, owning and operating the Ships.

10.28	Immunity; enforcement; submission to jurisdiction; choice of law.

(a)	Each of the Borrowers is subject to civil and commercial law with respect to its obligations under the Finance Documents, and the execution, delivery and performance by each Borrower of the Finance Documents to which it is a party constitute private and commercial acts rather than public or governmental acts.

(b)	Neither Borrower nor any of its properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process in relation to any Finance Document.

(c)	It is not necessary under the laws of either Borrower’s jurisdiction of incorporation or formation, in order to enable any Creditor Party to enforce its rights under any Finance Document or by reason of the execution of any Finance Document or the performance by either Borrower of its obligations under any Finance Document, that such Creditor Party should be licensed, qualified or otherwise entitled to carry on business in such Borrower’s jurisdiction of incorporation or formation.

(d)	Other than the recording of the Mortgage in accordance with the laws of the Republic of Panama and such filings as may be required in a Pertinent Jurisdiction in respect of certain of the Finance Documents, and the payment of fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any Pertinent Jurisdiction.

(e)	The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Creditor Parties will not cause such Creditor Party to be deemed to be resident, domiciled or carrying on business in any Pertinent Jurisdiction of any Security Party or subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Security Party.

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(f)	Under the law of each Borrower’s jurisdiction of incorporation or formation, the choice of the law of New York to govern this Agreement and the other Finance Documents to which New York law is applicable is valid and binding.

(g)	The submission by the Borrowers to the jurisdiction of the New York State courts and the U.S. Federal court sitting in New York County pursuant to Clause 32.2(a) is valid and binding and not subject to revocation, and service of process effected in the manner set forth in Clause 32.2(d) will be effective to confer personal jurisdiction over the Borrowers in such courts.

11	GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS

11.1	Affirmative covenants. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full each of the Borrowers undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.1 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld:

(a)	Performance of obligations. Each Borrower shall duly observe and perform its obligations under the relevant Time Charter and each Finance Document to which it is or is to become a party.

(b)	Notification of defaults (etc). The Borrowers shall promptly notify the Agent, upon becoming aware of the same, of:

(i)	the occurrence of an Event of Default or of any Potential Event of Default or any other event (including any litigation) which might adversely affect its ability or the Time Charterer’s ability to perform its obligations under the Time Charter, the Time Charter Guarantor’s ability to perform its obligations (if any) under the Time Charter, the Time Charterer’s or the Sub-Time Charterer’s ability to perform its obligations under the Sub-Time Charter, or any Security Party’s ability to perform its obligations under each Finance Document to which it is or is to become a party;

(ii)	any default, or any interruption in the performance whether or not the same constitutes a default, by any party to the Time Charter or the Sub-Time Charter; and

(iii)	any damage or injury caused by or to the Ship in excess of $1,500,000.

(c)	Confirmation of no default. The Borrowers will, within five (5) Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by a director, an officer or a duly authorized person of the Borrowers and which states that:

(i)	no Event of Default or Potential Event of Default has occurred; or

(ii)	no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

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The Agent may serve requests under this Clause 11.1(c) from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10% of the Loan or (if no Advances have been made) Commitments exceeding 10% of the Total Commitments, and this Clause 11.1(c) does not affect the Borrowers’ obligations under Clause 11.1(b).

(d)	Notification of litigation. The Borrowers will provide the Agent with details of any legal or administrative action involving a Borrower, any other Security Party (other than the Glencore Guarantors and ST Shipping), the Approved Manager or a Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to the Borrowers that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

(e)	Provision of further information. The Borrowers will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(i)	the Borrowers; or

(ii)	any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent at any time.

(f)	Books of record and account; separate accounts.

(i)	Each of the Borrowers shall keep separate and proper books of record and account in which full and materially correct entries shall be made of all financial transactions and the assets and business of each of the Borrowers in accordance with GAAP, and the Agent shall have the right to examine the books and records of each of the Borrowers wherever the same may be kept from time to time as it sees fit, in its sole reasonable discretion, or to cause an examination to be made by a firm of accountants selected by it, provided that any examination shall be done without undue interference with the day to day business operations of such Borrower.

(ii)	Each of the Borrowers shall keep separate accounts and shall not co-mingle assets with any other person.

(g)	Financial reports. Each of the Borrowers shall prepare and shall deliver, or shall cause to be prepared and to be delivered, to the Agent:

(i)	as soon as practicable, but not later than 120 days after the end of each Fiscal Year, an unaudited balance sheet as of the end of such period and the related statements of profit and loss and changes in financial position for each Borrower, each in respect of such Fiscal Year, in reasonable detail and prepared in accordance with GAAP;

(ii)	as soon as practicable, but not later than 90 days after the end of each of the second and fourth quarters of each Fiscal Year, management accounts as of the end of such period for the Sub-Time Charterer, and as soon as practicable, but not later than 180 days after the end of each Fiscal Year, annual audited accounts as of the end of such period for the Sub-Time Charterer;

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(iii)	not later than 45 days after the end of each of the second and final quarters of each Fiscal Year, and together with the financial statements that the Borrowers deliver in (i) above, a Compliance Certificate; and

(iv)	such other financial statements, annual budgets and projections as may be reasonably requested by the Agent, each to be in such form as the Agent may reasonably request.

(h)	Appraisals of Fair Market Value. The Borrowers shall procure and deliver to the Agent two written appraisal reports setting forth the Fair Market Value of each of the Ships as follows:

(i)	on a bi-annual basis at the Borrowers’ expense for inclusion with each Compliance Certificate required to be delivered under Clause 11.1(g)(iii); and

(ii)	at the Lenders’ expense, at all other times upon the request of the Agent or the Majority Lenders, unless an Event of Default has occurred and is continuing, in which case the Borrowers shall procure it at its expense as often as requested.

provided that if there is a difference of or in excess of 10% between the two appraisals obtained by the Borrowers, the Borrowers may, at their sole expense, obtain a third appraisal from an Approved Broker.

(i)	Taxes. Each of the Borrowers shall prepare and timely file all tax returns required to be filed by it and pay and discharge all taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a Security Interest upon the Collateral or any part thereof, except in each case, for any such taxes (i) as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) in excess of $100,000 as to which such failure to have paid does not create any risk of sale, forfeiture, loss, confiscation or seizure of a Ship or criminal liability, or (iii) the failure of which to pay or discharge would not be likely to have a material adverse effect on the business, assets or financial condition of a Borrower or to affect the legality, validity, binding effect or enforceability of the Finance Documents.

(j)	Consents. Each of the Borrowers shall obtain or cause to be obtained, maintain in full force and effect and comply with the conditions and restrictions (if any) imposed in connection with, every consent and do all other acts and things which may from time to time be necessary or required for the continued due performance of:

(i)	all of its and the Time Charterer’s obligations under the relevant Time Charter;

(ii)	the Time Charter Guarantor’s obligations, if any, under the relevant Time Charter;

(iii)	the Time Charterer’s and the Sub-Time Charterer’s obligations under the Sub-Time Charter; and

(iv)	each Security Party’s obligations under each Finance Document to which it is or is to become a party,

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and the Borrowers shall deliver a copy of all such consents to the Agent promptly upon its request.

(k)	Compliance with applicable law. Each of the Borrowers shall comply in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation, all Environmental Laws and regulations relating thereto, the failure to comply with which would be likely to have a material adverse effect on the financial condition of such person or affect the legality, validity, binding effect or enforceability of each Finance Document to which it is or is to become a party.

(l)	Existence. Each of the Borrowers shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing under the laws of its jurisdiction of incorporation or formation.

(m)	Conduct of business.

(i)	Each of the Borrowers shall conduct business only in connection with, or for the purpose of, owning and chartering its Ship.

(ii)	Each of the Borrowers shall conduct business in its own name and observe all corporate and other formalities required by its constitutional documents.

(n)	Properties.

(i)	Except to the extent the failure to do so could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of a Borrower, or affect the legality, validity, binding effect or enforceability of the Finance Documents, each Borrower shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(ii)	Each of the Borrowers shall obtain and maintain good and marketable title or the right to use or occupy all real and personal properties and assets (including intellectual property) reasonably required for the conduct of its respective business.

(iii)	Each of the Borrowers shall maintain and protect its respective intellectual property and conduct its respective business and affairs without infringement of or interference with any intellectual property of any other person in any material respect and shall comply in all material respects with the terms of its licenses.

(o)	Loan proceeds. The Borrowers shall use the proceeds of the Advance solely for the purpose of (i) repayment of a bridge loan provided by ST Shipping to the Borrowers, and (ii) repayment of subordinated shareholder loans provided by ST Shipping and Bulk Partners to the Borrowers.

(p)	Change of place of business. The Borrowers shall notify the Agent promptly of any change in the location of the place of business where it or any other Security Party conducts its affairs and keeps its records.

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(q)	Pollution liability. The Borrowers shall take, or cause to be taken, such actions as may be reasonably required to mitigate potential liability to it arising out of pollution incidents or as may be reasonably required to protect the interests of the Creditor Parties with respect thereto.

(r)	Subordination of loans. The Borrowers shall cause all loans made to it by any Affiliate, parent or subsidiary or any Guarantor, and all sums and other obligations (financial or otherwise) owed by it to any Affiliate, parent or subsidiary or to an Approved Manager or a Guarantor to be fully subordinated (in Agreed Form) to all Secured Liabilities.

(s)	Asset control. Each of the Borrowers shall to the best of its knowledge and ability ensure that:

(i)	it is not owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and does not own or control a Prohibited Person; and

(ii)	no proceeds of the Advance shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

(t)	Money laundering. Each of the Borrowers shall to the best of its knowledge and ability comply, and cause each of its subsidiaries to comply, with any applicable law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act.

(u)	Pension Plans. Promptly upon the institution of a Plan, a Multiemployer Plan or a Foreign Pension Plan by a Borrower or Bulk Partners, the Borrowers shall furnish or cause to be furnished to the Agent written notice thereof and, if requested by the Agent or any Lender, a copy of such Plan, Multiemployer Plan or Foreign Pension Plan.

(v)	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of a Borrower or Bulk Partners under or in connection with any Finance Document shall be true and not misleading in any material respect and shall not omit any material fact or consideration.

(w)	Shareholder and creditor notices. The Borrowers shall send the Agent, at the same time as they are dispatched, copies of all communications which are dispatched to its (i) shareholders (or equivalent) or any class of them or (ii) creditors generally.

(x)	Maintenance of Security Interests. Each of the Borrowers shall:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

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(ii)	without limiting the generality of paragraph (i), at its own cost, promptly register, file, record or enroll any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

(y)	“Know your customer” checks. If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of any Security Party after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (iii), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(z)	Further assurances. From time to time, at its expense, the Borrowers shall duly execute and deliver to the Agent such further documents and assurances as the Majority Lenders or the Agent may request to effectuate the purposes of this Agreement, the other Finance Documents or obtain the full benefit of any of the Collateral.

11.2	Negative covenants. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full each of the Borrowers undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.2 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld:

(a)	Security Interests. Neither of the Borrowers shall create, assume or permit to exist any Security Interest whatsoever upon any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Security Interests.

(b)	Sale of assets; merger. Neither of the Borrowers shall sell, transfer or lease (other than in connection with a Charter) all or substantially all of its properties and assets, or enter into any transaction of merger or consolidation or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution) provided that a Borrower may sell a Ship pursuant to the terms of Clause 11.2(q).

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(c)	No contracts other than in ordinary course. Neither of the Borrowers shall enter into any transactions or series of related transactions with third parties other than in the ordinary course of its business.

(d)	Affiliate transactions. Neither of the Borrowers shall enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to such Borrower as would be obtainable by it at the time in a comparable arm’s-length transaction with a person other than an Affiliate.

(e)	Change of business. Neither of the Borrowers shall change the nature of its business or commence any business other than in connection with, or for the purpose of, owning and operating the Ships.

(f)	Change of Control; Negative pledge. Neither of the Borrowers shall permit any act, event or circumstance that would result in a Change of Control of such Borrower, and neither of the Borrowers shall permit any pledge or assignment of its Equity Interests except in favor of the Security Trustee to secure the Secured Liabilities.

(g)	Increases in capital. Neither of the Borrowers shall permit an increase of its capital by way of the issuance of any class or series of Equity Interests or create any new class of Equity Interests that is not subject to a Security Interest to secure the Secured Liabilities.

(h)	Financial Indebtedness. Neither of the Borrowers shall incur any Financial Indebtedness other than (i) in respect of the Loan and (ii) subordinated loans permitted under Clause 11.1(r).

(i)	Dividends. Neither of the Borrowers, without the prior written consent of the Majority Lenders, such consent not to be unreasonably withheld, shall declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans to equity holders or set aside any funds for any of the foregoing purposes, provided that any amounts received from the sale of a Ship in excess of the “relevant proportion” (within the meaning of Clause 8.8 of this Agreement), plus any other amounts due owning under this Agreement and the other Finance Documents, may be paid as a dividend so long as the Collateral Maintenance Ratio set forth in Clause 15.2 is maintained both before and after such dividend payment.

(j)	No amendment to Time Charter. Neither of the Borrowers shall agree to any amendment or supplement to, or waive or fail to enforce, the relevant Time Charter or any of its provisions which would adversely affect in any material respect the interests of the Creditor Parties (or any of them) under or in respect of the Finance Documents.

(k)	Intentionally omitted.

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(l)	Loans and investments. Neither of the Borrowers shall make any loan or advance to, make any investment in, or enter into any working capital maintenance or similar agreement with respect to any person, whether by acquisition of Equity Interests or indebtedness, by loan, guarantee or otherwise, provided that the following loans or advances shall be permitted: (i) any loan made by one Borrower to another Borrower; (ii) any trade credit extended by either Borrower in the ordinary course of business, (iii) any prepayment made by either Borrower for goods or services yet to be delivered in the ordinary course of business, or (iv) any other loan or advance to which the Agent has consented in writing.

(m)	Acquisition of capital assets. Neither of the Borrowers shall acquire any capital assets (including any vessel other than the Ships) by purchase, charter or otherwise, provided that for the avoidance of doubt nothing in this Clause 11.2(m) shall prevent or be deemed to prevent capital improvements being made to the Ships.

(n)	Sale and leaseback. Neither of the Borrowers shall enter into any arrangements, directly or indirectly, with any person whereby it shall sell or transfer any of its property, whether real or personal, whether now owned or hereafter acquired, if it, at the time of such sale or disposition, intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

(o)	Changes to Fiscal Year and accounting policies. Neither of the Borrowers shall change its Fiscal Year or make or permit any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case in accordance with GAAP or pursuant to the requirements of applicable laws or regulations.

(p)	Jurisdiction of incorporation or formation; Amendment of constitutional documents. Neither of the Borrowers shall change the jurisdiction of its incorporation or formation or materially amend its constitutional documents.

(q)	Sale of Ship. Neither of the Borrowers shall consummate the sale of its Ship without paying or causing to be paid all amounts due and owing under Clause 8.8 of this Agreement, as well as any other amounts due and owning under this Agreement and the other Finance Documents prior to or simultaneously with the consummation of such sale.

(r)	Change of location. Neither of the Borrowers shall change the location of its chief executive office or the office where its corporate records are kept or open any new office for the conduct of its business on less than thirty (30) days prior written notice to the Agent.

(s)	No employees; VAT group.

(i)	Neither of the Borrowers shall have any employees.

(ii)	Neither of the Borrowers shall be or become a member of any VAT (value added tax) group.

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12	INTENTIONALLY OMITTED

13	MARINE INSURANCE COVENANTS

13.1	General. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, each of the Borrowers undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 13 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

13.2	Maintenance of obligatory insurances. Each Borrower shall keep the Ship owned by it insured at its expense for and against:

(a)	hull and machinery risks, plus freight interest and hull interest and any other usual marine risks such as excess risks;

(b)	war risks (including the London Blocking and Trapping addendum or similar arrangement);

(c)	full protection and indemnity risks (including liability for oil pollution and excess war risk P&I cover) on standard Club Rules, covered by a Protection and Indemnity association which is a member of the International Group of Protection and Indemnity Associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover), or other with written consent from the Agent;

(d)	freight, demurrage & defense risks;

(e)	risks covered by mortgagee’s interest insurance (M.I.I.) (as provided in Clause 13.16 below);

(f)	risks covered by mortgagee’s interest additional perils (pollution) (M.A.P.) (as provided in Clause 13.16 below); and

(g)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the Borrowers to insure and which are specified by the Security Trustee by notice to the Borrowers (such as political risks and mortgage rights insurance).

13.3	Terms of obligatory insurances. Each Borrower shall affect such insurances in respect of the Ship owned by it:

(a)	in Dollars;

(b)	in the case of the insurances described in (a), (b), (e) and (f) of Clause 13.2 shall each be for at least the greater of:

(i)	when aggregated with the insured value of the other Ship then financed under this Agreement, 120% of the Loan; and

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(ii)	the Fair Market Value of the Ship;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the greater of $1,000,000,000 and the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations that are members of the International Group of P&I Clubs.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances affected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named assured in proportion to the aggregate claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as first priority mortgagee and loss payee with such directions for payment as the Security Trustee may specify;

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(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party;

(f)	provide that the Security Trustee may make proof of loss if that Borrower fails to do so; and

(g)	provide that the deductible of the hull and machinery insurance is not higher that the amount agreed upon and stated in the loss payable clause.

13.5	Renewal of obligatory insurances. Each Borrower shall:

(a)	at least 15 days before the expiry of any obligatory insurance:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least five (5) days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies and cover notes relating to the obligatory insurances which they are to affect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment in accordance with the requirements of the Insurance Assignment for that Borrower’s Ship;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances or if they cease to act as brokers;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

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(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. Neither Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	neither Borrower shall make any changes relating to the classification or Classification Society or manager or operator of the Ship unless approved by the underwriters of the obligatory insurances;

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(c)	each Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	neither Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. Neither Borrower shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13	Settlement of claims. Neither Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications. Upon specific request of the Security Trustee each Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations;

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances; and

(d)	any parties involved in case of a claim under any of insurances relating to that Borrower’s Ship.

13.15	Provision of information. In addition, each Borrower shall promptly provide (and in no event less than five (5) days prior to the Drawdown Date) the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

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(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances;

and that Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee’s interest, additional perils and political risk insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew (i) mortgagee’s interest marine insurance, (ii) mortgagee’s interest additional perils insurance and/or (iii) mortgagee’s political risks / rights insurance in such amounts (up to 120% of the Loan), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Creditor Parties in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements. The Security Trustee may and, on instruction of the Majority Lenders, shall review, at the expense of the Borrowers, the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent or the Majority Lenders significant and capable of affecting the relevant Borrower or the relevant Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the relevant Borrower may be subject.)

13.18	Modification of insurance requirements. The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee may or, on instruction of the Majority Lenders, shall reasonably consider appropriate in the circumstances and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

14	SHIP COVENANTS

14.1	General. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, each of the Borrowers undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 14 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

14.2	Ship’s name and registration. Each Borrower shall:

(a)	keep the Ship owned by it registered in its name under the law of an Approved Flag;

(b)	not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperiled; and

(c)	not change the name or port of registry of such Ship on which it was registered or documented when it became subject to the Mortgage.

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14.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class for that Ship with the Classification Society, free of overdue recommendations and conditions; and

(c)	so as to comply with all laws and regulations applicable to vessels registered under the law of the Approved Flag on which that Ship is registered or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code, and the Borrowers shall notify the Creditor Parties of the class and the Classification Society of each Ship not less than 15 days prior to the Drawdown Date.

14.4	Classification Society instructions and undertaking. Each Borrower shall instruct the Classification Society referred to in Clause 14.3(b) and procure that the Classification Society undertakes with the Security Trustee:

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the Classification Society in relation to that Borrower’s Ship;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and the Ship owned by it either (i) electronically (through the Classification Society directly or by way of indirect access via the Borrowers’ account manager and designating the Security Trustee as a user or administrator of the system under its account) or (ii) in person at the offices of the Classification Society, and to take copies of them electronically or otherwise;

(c)	to notify the Security Trustee immediately by Email to neil.mclaughlin@dvbbank.com and techcom@dvbbank.com if the Classification Society:

(i)	receives notification from that Borrower or any other person that such Ship’s Classification Society is to be changed;

(ii)	imposes a condition of class or issues a class recommendation in respect of that Ship; or

(iii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Borrower’s or that Ship’s membership of the Classification Society;

(d)	following receipt of a written request from the Security Trustee:

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(i)	to confirm that such Borrower is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(ii)	if that Borrower is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Classification Society.

14.5	Modification. Neither Borrower shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on that Ship which would or is reasonably likely to materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.6	Removal of parts. Neither Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favor of any person other than the Security Trustee and becomes on installation on that Ship, the property of that Borrower and subject to the security constituted by the Mortgage, provided that a Borrower may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

14.7	Surveys. Each Borrower, at its sole expense, shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee, provide the Security Trustee, at that Borrower’s sole expense, with copies of all survey reports.

14.8	Inspection. Unless an Event of Default has occurred and is continuing, not more than once per year (and not more than three times between the Effective Date and the Maturity Date) each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose at the cost of the Borrowers) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. The Security Trustee shall use reasonable efforts to ensure that the operation of that Ship is not adversely affected as a result of such inspections.

14.9	Prevention of and release from arrest. Each Borrower shall promptly discharge or contest in good faith with appropriate proceedings:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other accounts payable whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

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and, forthwith (and in no event more than 30 days) upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. Each Borrower shall:

(a)	comply, or procure compliance with, all laws or regulations:

(i)	relating to its business generally; or

(ii)	relating to the ownership, employment, operation and management of the Ship owned by it,

including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions;

(b)	without prejudice to the generality of paragraph (a) above, not employ the Ship owned by it nor allow its employment in any manner contrary to any laws or regulations, including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the prior written consent of the Security Trustee has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information. Each Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to that Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	that Borrower’s, the Approved Manager’s and that Ship’s compliance with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current Charter relating to that Ship and copies of that Borrower’s or the Approved Manager’s Document of Compliance.

14.12	Notification of certain events. Each Borrower shall immediately notify the Security Trustee by fax or Email, confirmed forthwith by letter, of:

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(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or condition made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any Security Interest on that Ship or the Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. Neither Borrower shall:

(a)	let the Ship owned by it on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months (except pursuant to the relevant Time Charter or the relevant Sub-Time Charter);

(c)	enter into any charter in relation to that Ship under which more than two (2) months’ hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Management Agreement;

(f)	de-activate or lay up that Ship;

(g)	change the Classification Society;

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(h)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,500,000 (or the equivalent in any other currency) without the prior written consent of the Security Trustee, unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any Security Interest on that Ship or the Earnings for the cost of such work or for any other reason; or

(i)	enter into any Charter or other contract of employment for that Ship to carry any nuclear material or nuclear waste.

14.14	Copies of Charters; charter assignment. Provided that all approvals necessary under Clause 14.13 have been previously obtained, each Borrower shall:

(a)	furnish promptly to the Agent a true and complete copy of any Charter for the Ship owned by it, all other documents related thereto and a true and complete copy of each material amendment or other modification thereof; and

(b)	in respect of any such Charter, execute and deliver to the Agent an assignment of charter in Agreed Form and use reasonable commercial efforts to cause the charterer to execute and deliver to the Security Trustee a consent and acknowledgement to such assignment of charter in the form required thereby.

14.15	Notice of Mortgage. Each Borrower shall keep the Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that such Ship is mortgaged by that Borrower to the Security Trustee.

14.16	Sharing of Earnings. Neither Borrower shall enter into any agreement or arrangement for the sharing of any Earnings other than the relevant Charters.

14.17	ISPS Code. Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15	COLLATERAL MAINTENANCE RATIO

15.1	General. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrowers undertake with each Creditor Party to comply with the following provisions of this Clause 15 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

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15.2	Collateral Maintenance Ratio. If, at any time, the Agent notifies the Borrowers that the aggregate Fair Market Value of the Ships plus the net realizable value of any additional Collateral previously provided under this Clause 15 is below:

(a)	117.6% of the Loan between the Effective Date and the first anniversary of the Drawdown Date;

(b)	133.3% of the Loan between the first anniversary of the Drawdown Date and the second anniversary of the Drawdown Date; or

(c)	153.8% of the Loan between the second anniversary of the Drawdown Date and the Maturity Date (or at any time after an event of default by the Time Charterer under the Time Charter),

(such ratio being the “Collateral Maintenance Ratio”), then the Agent (acting upon the instruction of the Majority Lenders) shall have the right to require the Borrowers to comply with the requirements of Clause 15.3.

15.3	Provision of additional security; prepayment. If the Agent serves a notice on the Borrowers under Clause 15.2, the Borrowers shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling one (1) month after the date on which the Agent’s notice is served under Clause 15.2 (the “Prepayment Date”) unless at least one (1) Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional Collateral which, in the opinion of the Majority Lenders, has a net realizable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorization of the Majority Lenders, approve or require.

15.4	Value of additional vessel security. The net realizable value of any additional Collateral which is provided under Clause 15.3 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the definition of Fair Market Value.

15.5	Valuations binding. Any valuation under Clause 15.3 or 15.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information. The Borrowers shall promptly provide the Agent and any Approved Broker or other expert acting under Clause 15.4 with any information which the Agent or the Approved Broker or other expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 21.2, 21.3 and 22.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or other expert instructed by the Agent under this Clause 15 and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause 15.

15.8	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.3(b).

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16	INTENTIONALLY OMITTED

17	PAYMENTS AND CALCULATIONS

17.1	Currency and method of payments. All payments to be made by the Lenders or by the Security Parties under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11:00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by another Security Party to the Agent or any Lender, to the account of the Agent at HSBC Bank USA, New York, New York, ABA No. 021001088, SWIFT ID No. MRMDUS33, for credit to DVB Bank SE (Account No. 000.137.278, Reference: NORDIC ODYSSEY – NORDIC ORION), or to such other account with such other bank as the Agent may from time to time notify to the Borrowers, the other Security Parties and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

17.2	Payment on non-Business Day. If any payment by a Security Party under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

17.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

17.4	Distribution of payments to Creditor Parties. Subject to Clauses 17.5, 17.6 and 17.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than five (5) Business Days previously; and

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(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

17.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

17.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrowers or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrowers or that Lender until the Agent has satisfied itself that it has received that sum.

17.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrowers or a Lender, without first having received that sum, the Borrowers or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

17.8	Agent may assume receipt. Clause 17.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

17.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any other Security Party.

17.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any other Security Party.

17.11	Accounts prima facie evidence. If any accounts maintained under Clauses 17.9 and 17.10 show an amount to be owing by the Borrowers or any other Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

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18	APPLICATION OF RECEIPTS

18.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrowers under Clauses 21, 22 and 23 of this Agreement or by the Borrowers or any other Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	second, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and

(iii)	third, in or towards satisfaction pro rata of the Loan;

(b)	SECOND: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrowers, the other Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 18.1(a); and

(c)	THIRD: provided that no Event of Default has occurred and is continuing, any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

18.2	Variation of order of application. The Agent may, with the authorization of the Majority Lenders, by notice to the Borrowers, the other Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 18.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

18.3	Notice of variation of order of application. The Agent may give notices under Clause 18.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

18.4	Appropriation rights overridden. This Clause 18 and any notice which the Agent gives under Clause 18.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any other Security Party.

18.5	Payments in excess of Contribution.

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(a)	If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, counterclaim or otherwise) in excess of its Contribution, such Lender shall forthwith purchase from the other Lenders such participation in their respective Contributions as shall be necessary to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

(b)	The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Clause 18.5 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(c)	Notwithstanding paragraphs (a) and (b) of this Clause 18.5, any Lender which shall have commenced or joined (as a plaintiff) in an action or proceeding in any court to recover sums due to it under any Finance Document and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, such Lender shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court.

(d)	Each Lender exercising or contemplating exercising any rights giving rise to a receipt or receiving any payment of the type referred to in this Clause 18.5 or instituting legal proceedings to recover sums owing to it under this Agreement shall, as soon as reasonably practicable thereafter, give notice thereof to the Agent who shall give notice to the other Lenders.

19	APPLICATION OF EARNINGS

19.1	General. From the Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, each of the Borrowers undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 19 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld.

19.2	Funding of Earnings Account. On the Drawdown Date, each of the Borrowers shall deposit $250,000 into and at all times retain such amount in its Earnings Account. Within one (1) year of the Drawdown Date, each of the Borrowers shall have deposited an additional $250,000 into and at all times retain such amount in the relevant Earnings Account, so that at all times from and after the first anniversary of the Drawdown Date the balance in each Earnings Account shall be not less than $500,000 (the “Minimum Balance”).

19.3	Payment of Earnings into Earnings Account. Each Borrower undertakes with each Creditor Party to ensure that, subject only to the provisions of the relevant Time Charter Assignment or the relevant Earnings Assignment, all Earnings of the Ship owned by it are paid to the relevant Earnings Account. Subject to Clause 19.2, and provided that no Event of Default has occurred and is continuing, each Borrower shall be entitled to withdraw the Earnings from the relevant Earnings Account to pay for the operation of the Ship owned by it and to pay the repayment installments specified in Clause 8.1 and the interest payable under Clause 5.2.

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19.4	Location of Earnings Account. The Borrowers shall promptly:

(a)	comply, or cause the compliance, with any requirement of the Agent as to the location or re-location of an Earnings Account, and without limiting the foregoing, each Borrower agrees to segregate, or cause the segregation of, the relevant Earnings Account from the banking platform on which their other accounts are located or designated; and

(b)	execute, or cause the execution of, any documents which the Agent specifies to create or maintain in favor of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts.

19.5	Debits for expenses etc. Upon the occurrence and during the continuance of an Event of Default, the Agent shall be entitled (but not obliged) from time to time to debit the Earnings Accounts without prior notice in order to discharge any amount due and payable under Clause 21 or 22 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 21 or 22.

19.6	Borrowers’ obligations unaffected. The provisions of this Clause 19 do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any other Security Party under any Finance Document.

20	EVENTS OF DEFAULT

20.1	Events of Default. An Event of Default occurs if:

(a)	either Borrower or any other Security Party fails to pay when due any sum payable under a Finance Document to which it is a party or, only in the case of sums payable on demand, within five (5) Business Days after the date when first demanded; or

(b)	any breach occurs of any of Clauses 8.8, 9.2, 11.2(b), 11.2(e), 11.2(o) or 11.2(p); or

(c)	any breach by either Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b), (d), (e) or (n) of this Clause 20.1) which is capable of remedy, and such default continues unremedied 20 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in a Finance Document) any breach by either Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b), (c) or (e) of this Clause 20.1); or

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(e)	any representation, warranty or statement made or repeated by, or by an officer or director or other authorized person of, either Borrower or any other Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made or repeated; or

(f)	an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred on the part of a Security Party (other than the Glencore Guarantors and ST Shipping) under any contract or agreement (other than the Finance Documents) to which such person is a party, and, in respect of any payment default, the value of which is or exceeds $1,000,000, and such event of default has not been cured within any applicable grace period. For the avoidance of doubt, any event of default other than a payment default shall not be subject to the $1,000,000 threshold set forth herein; or

(g)	[intentionally omitted];

(h)	a Security Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

(i)	any proceeding shall be instituted by or against a Security Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and solely in the case of an involuntary proceeding:

(i)	such proceeding shall remain undismissed or unstayed for a period of 60 days; or

(ii)	any of the actions sought in such involuntary proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

(j)	more than 25% of the undertakings, assets, rights or revenues of, or shares or other ownership interest in, a Security Party are seized, nationalized, expropriated or compulsorily acquired by or under authority of any government; or

(k)	a creditor attaches or takes possession of, or a distress, execution, sequestration or process (each an “action”) is levied or enforced upon or sued out against, more than 25% of the undertakings, assets, rights or revenues (the “assets”) of a Security Party in relation to a claim by such creditor which, in the reasonable opinion of the Majority Lenders, is likely to materially and adversely affect the ability of such Security Party to perform all or any of its obligations under or otherwise to comply with the terms of any Finance Document to which it is a party and such person does not procure that such action is lifted, released or expunged within 20 Business Days of such action being (i) instituted and (ii) notified to such Security Party; or

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(l)	any judgment or order for the payment of money individually or in the aggregate in excess of $1,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against a Security Party (other than the Glencore Guarantors and ST Shipping) and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order; or

(m)	a Security Party ceases or suspends or threatens to cease or suspend the carrying on of its business, or a part of its business which, in the reasonable opinion of the Majority Lenders, is material in the context of this Agreement, except in the case of a sale or a proposed sale of a Ship by a Borrower; or

(n)	a Ship becomes a Total Loss or suffers a Major Casualty and (i) in the case of a Total Loss, insurance proceeds are not collected or received by the Security Trustee from the underwriters within 150 days of the Total Loss Date; or (ii) in the case of a Major Casualty, that Ship has not been otherwise repaired in a reasonably timely and proper manner under the prevailing circumstances; or

(o)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document;

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(p)	any consent necessary to enable a Borrower to own, operate or charter the Ship owned by it or to enable a Borrower or any other Security Party to comply with any material provision of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(q)	any material provision of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(r)	the security constituted by a Finance Document is in any way imperiled or in jeopardy; or

(s)	there occurs the cancellation or termination of any contract of employment for the Ship of more than 12 months duration to which a Security Party is a party, unless such contract of employment is replaced with a substitute contract of employment with the consent of the Lenders (such consent not to be unreasonably withheld); or

(t)	there occurs or develops a change in the financial position, business or prospects of a Borrower which, in the reasonable opinion of the Majority Lenders, has a material adverse effect on such person’s ability to discharge its liabilities under the Finance Documents as they fall due; or

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(u)	the results of any survey or inspection of a Ship pursuant to Clause 14.7 or 14.8 are deemed unsatisfactory by the Majority Lenders in their reasonable discretion after giving due consideration to the type and age of that Ship and whether such results materially adversely affect that Ship’s Fair Market Value or safe operation, unless such survey or inspection is revised to the reasonable satisfaction of the Majority Lenders within 60 days of the date that a copy of the original inspection is delivered by the Borrowers to the Agent; or

(v)	a Ship is off charter for a continuous period of 90 days at any time (unless loss of hire insurance commences within such 90 day period); or

(w)	a Change of Control shall have occurred; or

(x)	ST Shipping is declared by the Minister of Finance of Singapore to be a company to which Part IX of the Companies Act, Chapter 50 of Singapore applies.

20.2	Actions following an Event of Default. On, or at any time after and during the continuance of, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)	serve on the Borrowers a notice stating that the Loan, together with accrued interest and all other amounts accrued or owing under this Agreement, are immediately due and payable or are due and payable on demand, provided that in the case of an Event of Default under either of Clauses 20.1(h) or (i), the Loan and all accrued interest and other amounts accrued or owing hereunder shall be deemed immediately due and payable without notice or demand therefor; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorization of the Majority Lenders, the Security Trustee shall, take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law to enforce the Security Interests created by this Agreement and any other Finance Document in any manner available to it and in such sequence as the Security Trustee may, in its absolute discretion, determine.

20.3	Termination of Commitments. On the service of a notice under Clause 20.2(a)(i), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

20.4	Acceleration of Loan. On the service of a notice under Clause 20.2(a)(ii), all or, as the case may be, the part of the Loan specified in the notice, together with accrued interest and all other amounts accrued or owing from the Borrowers or any other Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

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20.5	Multiple notices; action without notice. The Agent may serve notices under Clauses 20.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 20.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

20.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender and the Security Trustee a copy of the text of any notice which the Agent serves on the Borrowers under Clause 20.2. Such notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrowers or any Security Party with any form of claim or defense.

20.7	Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

20.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realized from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, provided that nothing in this Clause 20.8 shall exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the gross negligence or the willful misconduct of such Creditor Party’s own officers and employees or ( as the case may be) such receiver’s or manager’s own partners or employees.

21	FEES AND EXPENSES

21.1	Commitment, upfront and facility fees. The Borrowers shall pay to the Agent:

(a)	on the Drawdown Date, for the period between the Effective Date and the Drawdown Date, for the account of the Lenders, a commitment fee at the rate of 1.00 percent per annum on the amount of the Total Commitments, provided that no commitment fee shall be due or payable if the Total Commitments are advanced to the Borrowers within 10 Business Days of the Effective Date;

(b)	an upfront fee of 1.25% of the Total Commitments, such upfront fee to be payable to the Agent for its own account, and 50% of such upfront fee shall be paid on the Effective Date and 50% of such upfront fee shall be paid on the Drawdown Date; and

(c)	on the Drawdown Date and on each anniversary of the Drawdown Date, a facility fee of $15,000 payable to the Agent for its own account.

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21.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, including, without limitation, the reasonable fees and disbursements of a Creditor Party’s legal counsel and any local counsel retained by them.

21.3	Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent’s demand, the amount of all expenses incurred by the Agent or the Security Trustee, as the case may be, in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any Collateral or any other matter relating to such Collateral; or

(d)	any step taken by the Security Trustee or a Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

21.4	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

21.5	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22	INDEMNITIES

22.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

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(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers or any other Security Party to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); or

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20.

It is understood that the indemnities provided in this Clause 22.1 shall not apply to any claim cost or expense which is a tax levied by a taxing authority on the indemnified party (which taxes are subject to indemnity solely as provided in Clause 23 below) but shall apply to any other costs associated with any tax which is not a Non-indemnified Tax.

22.2	Breakage costs. Without limiting its generality, Clause 22.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

22.3	Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or willful misconduct or gross negligence of the officers or employees of the Creditor Party concerned.

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Without prejudice to its generality, this Clause 22.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law or any business conducted directly or indirectly by a Security Party with any Prohibited Person.

22.4	Currency indemnity. If any sum due from the Borrowers or any other Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrowers or any other Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 22.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 22.4 creates a separate liability of the Borrowers which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

22.5	Intentionally omitted.

22.6	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22.7	Sums deemed due to a Lender. For the purposes of this Clause 22, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

23	NO SET-OFF OR TAX DEDUCTION; tax indemnity

23.1	No deductions. All amounts due from a Security Party under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

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(b)	free and clear of any tax deduction except a tax deduction which such Security Party is required by law to make.

23.2	Grossing-up for taxes. If a Security Party is required by law to make a tax deduction from any payment:

(a)	such Security Party shall notify the Agent as soon as it becomes aware of the requirement;

(b)	such Security Party shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	except if the deduction is for collection or payment of a Non-indemnified Tax of a Creditor Party, the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

23.3	Evidence of payment of taxes. Within one (1) month after making any tax deduction, the relevant Security Party shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

23.4	Tax credits. A Creditor Party which receives for its own account a repayment or credit in respect of tax on account of which the Borrowers have made an increased payment under Clause 23.2 shall pay to the Borrowers a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the Borrowers in respect of which the Borrowers made the increased payment, provided that:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 23.4 shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 23.4 shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Borrowers had not been required to make a tax deduction from a payment; and

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 23.4 shall be conclusive and binding on the Borrowers and the other Creditor Parties.

23.5	Indemnity for taxes. The Borrowers hereby indemnify and agree to hold each Creditor Party harmless from and against all taxes other than Non-indemnified Taxes levied on such Creditor Party (including, without limitation, taxes imposed on any amounts payable under this Clause 23.5) paid or payable by such person, whether or not such taxes or other taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which such Creditor Party makes written demand therefore specifying in reasonable detail the nature and amount of such taxes or other taxes.

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23.6	Exclusion from indemnity and gross-up for taxes. The Borrowers shall not be required to indemnify any Creditor Party for a tax pursuant to Clause 23.5, or to pay any additional amounts to any Creditor Party pursuant to Clause 23.2, to the extent that the tax is collected by withholding on payments (a “Withholding”) and is levied by a Pertinent Jurisdiction of the payer and:

(a)	the person claiming such indemnity or additional amounts was not an original party to this agreement and under applicable law (after taking into account relevant treaties and assuming that such person has provided all forms it may legally and truthfully provide) on the date such person became a party to this Agreement a Withholding would have been required on such payment, provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable if such payment had been made to the person from whom such person acquired its rights under the Agreement and this exclusion shall not apply to the extent that such Withholding exceeds the amount of Withholding that would have been required under the law in effect on the date such person became a party to this Agreement; or

(b)	the person claiming such indemnity or additional amounts is a Lender who has changed its Lending Office and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender changed its Lending Office a Withholding would have been required on such payment, provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable to such payment if such Lender had not changed its Lending Office and this exclusion shall not apply to the extent that the Withholding exceeds the amount of Withholding that would have been required under the law in effect on the date such Lender changed its Lending Office; or

(c)	in the case of a Lender, to the extent that Withholding would not have been required on such payment if such Lender has complied with its obligations to deliver certain tax form pursuant to Section 23.7 below.

23.7	Delivery of tax forms.

(a)	Upon the reasonable request of the Borrowers, each Lender or transferee that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) shall deliver to the Agent and the Borrowers two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or, upon request of the Borrowers or the Agent, any subsequent versions thereof or successors thereto, in each case claiming such reduced rate (which may be zero) of U.S. Federal withholding tax under Sections 1441 and 1442 of the Code with respect to payments of interest hereunder as such Non-U.S. Lender may properly claim. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall, when so requested by the Borrowers provide to the Agent and the Borrowers in addition to the W-8BEN required under Section 23.7(a) a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agent in the event any representation in such certificate is no longer accurate.

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(b)	In the event that Withholding taxes may be imposed under the laws of any Pertinent Jurisdiction (other than the United States or any political subdivision or taxing jurisdiction thereof or therein) in respect of payments on the Loan or other amounts due under this Agreement and if certain documentation provided by a Lender could reduce or eliminate such Withholding taxes under the laws of such Pertinent Jurisdiction or any treaty to which the Pertinent Jurisdiction is a party, then, upon written request by the Borrowers, a Lender that is entitled to an exemption from, or reduction in the amount of, such Withholding tax shall deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by applicable law or promptly after receipt of Borrowers’ request, whichever is later, such properly completed and executed documentation requested by the Borrowers, if any, as will permit such payments to be made without withholding or at a reduced rate of withholding; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or delivery would not materially prejudice the legal or commercial position of such Lender. Notwithstanding the foregoing, nothing in Clause 23.7 shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(c)	Each Lender shall deliver such forms as provided in this Clause 23.7 within 20 days after receipt of a written request therefor from the Agent or Borrowers.

(d)	Notwithstanding any other provision of this Clause 23.7, a Lender shall not be required to deliver any form pursuant to this Clause 23.7 that such Lender is not legally entitled to deliver.

23.8	FATCA.

(a)	If at any time, any payment made to a Lender under a Finance Document might be subject to withholding under FATCA, the Lender to whom such payment is to be made shall provide to the Agent and the Borrowers such forms or certificates and other documentation as is required by FATCA to establish that no withholding is required on such payment as well as such other documentation as the Agent or the Borrowers, as the case may be, shall reasonably request to determine the application of FATCA to such payment.

(b)	As to any payment to be made to a Lender under any Finance Document for which the Agent or a Borrower is a “withholding agent” as defined in FATCA, the Agent or the relevant Borrower may withhold and pay over to the United States of America such portion of such payment as the Agent or such Borrower, as the case may be, shall determine that it is required to so withhold and pay over under FATCA.

(c)	Each Lender hereby agrees to indemnify the Agent and each Borrower from and against any penalties, costs or expenses that the Agent or such Borrower may incur as a result of any actions taken in reliance upon the certificates and documents so provided by such Lender. Such forms shall be provided within 20 days after receipt of a written request therefor from the Agent or the Borrowers, as the case may be, but in no event later than the first date on which withholding under a Finance Document would be required under FATCA.

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24	ILLEGALITY, ETC

24.1	Illegality. If it becomes unlawful in any applicable jurisdiction for a Lender (the “Notifying Lender”) to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Advance:

(a)	the Notifying Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers and the other Creditor Parties, the Commitment of the Notifying Lender will be immediately cancelled; and

(c)	the Borrowers shall repay the Notifying Lender’s participation in the Advance on the last day of the Interest Period for the Advance occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Notifying Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

24.2	Mitigation. If circumstances arise which would result in a notification under Clause 24.1 then, without in any way limiting the obligations of the Borrowers under Clause 24.1, the Notifying Lender shall use reasonable commercial efforts to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

25	INCREASED COSTS

25.1	Increased costs. This Clause 25 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a Non-Indemnified tax); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

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Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

25.2	Meaning of “increased costs”. In this Clause 25, “increased costs” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

(e)	but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 23 or an item arising directly out of the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates).

For the purposes of this Clause 25.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

25.3	Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the other Security Parties of the notice which the Agent received from the Notifying Lender under Clause 25.1.

25.4	Payment of increased costs. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

25.5	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 25.4, the Borrowers may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

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25.6	Prepayment; termination of Commitment. A notice under Clause 25.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty but subject to any applicable prepayment fee under Clause 8.9(c)) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

25.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

26	SET-OFF

26.1	Application of credit balances. Upon the occurrence and during the continuance of an Event of Default, each Creditor Party may, with notice to the Borrowers:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of either Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of either Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

26.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 26.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

26.3	Sums deemed due to a Lender. For the purposes of this Clause 26, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26.4	No Security Interest. This Clause 26 gives the Creditor Parties a contractual right of set-off only, and does not create any Security Interest over any credit balance of either Borrower.

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27	TRANSFERS AND CHANGES IN LENDING OFFICES

27.1	Transfer by Borrowers. The Borrowers may not, without the consent of the Agent, given on the instructions of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

27.2	Transfer by a Lender. Subject to Clause 27.4, a Lender (the “Transferor Lender”) may at any time, with the consent of the Borrowers, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or trust, fund or other entity (a “Transferee Lender”) which (i) is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or the securitization or similar transaction of that Transferor Lender’s Contribution or Commitment and (ii) is not an Affiliate of the Borrowers, by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

Notwithstanding the foregoing, any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be determined in accordance with Clause 31.

27.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the other Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrowers and each other Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b),

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender.

27.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Agent under Clause 27.3 on or before that date.

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27.5	No transfer without Transfer Certificate. Except as provided in Clause 27.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrowers, any other Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

27.6	Lender re-organization; waiver of Transfer Certificate. If a Lender enters into any merger, de-merger or other reorganization as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

27.7	Effect of Transfer Certificate. The effect of a Transfer Certificate is as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrowers or any other Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrowers or any other Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

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The rights and equities of the Borrowers or any other Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

27.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 27.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least three (3) Business Days’ prior notice.

27.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

27.10	Authorization of Agent to sign Transfer Certificates. The Borrowers, the Security Trustee and each Lender irrevocably authorizes the Agent to sign Transfer Certificates on its behalf.

27.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

27.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrowers, any other Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

27.13	Disclosure of information. Each of the Borrowers irrevocably authorizes each Creditor Party to give, divulge and reveal from time to time information and details relating to their accounts, the Ship, the Finance Documents, the Loan or the Commitments to:

(a)	any private, public or internationally recognized authorities that are entitled to and have requested to obtain such information;

(b)	the Creditor Parties’ respective head offices, branches and affiliates and professional advisors;

(c)	any other parties to the Finance Documents;

(d)	a rating agency or their professional advisors;

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(e)	any person with whom such Creditor Party proposes to enter (or considers entering) into contractual relations in relation to the Loan and/or its Commitment or Contribution; and

(f)	any other person regarding the funding, re-financing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation to the Loan, its Contribution or its Commitment, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of such Creditor Parties’ rights and obligations;

provided that such Creditor Party has taken commercially reasonable efforts to ensure that any person to whom such Creditor Party passes any information in accordance with the terms of this Clause 27.13 undertakes to maintain the confidentiality of such information so as to protect any material non-public information of the Security Parties.

27.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

27.15	Notification. On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

27.16	Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clauses 5.7 to 5.12 then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

27.17	Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from the Borrowers or any other Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

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(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrowers or any other Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

28	VARIATIONS AND WAIVERS

28.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 28.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

28.2	Variations, waivers etc. requiring agreement of all Lenders. As regards the following, Clause 28.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement or the Note;

(c)	an increase in any Lender’s Commitment;

(d)	a change to the definition of “Majority Lenders”;

(e)	a change to Clause 3 or this Clause 28;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

28.3	Variations, waivers etc. relating to the Servicing Banks. An amendment or waiver that relates to the rights or obligations of the Agent or the Security Trustee under Clause 31 may not be effected without the consent of the Agent or the Security Trustee.

28.4	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 28.1, 28.2 or 28.3, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

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(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrowers or another Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

29	NOTICES

29.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, electronic mail (“Email”) or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

29.2	Addresses for communications. A notice by letter, Email or fax shall be sent:

(a)	to the Borrowers:	[Name of Borrower]
Par la Ville Place
14 Par la Ville Road
Hamilton HM08
Bermuda

Attention: Ms. Deborah Davis
Facsimile: +441 292 1373
Email: ddavis@consolidated.bm

With a copy to:

Phoenix Bulk Carriers (US) LLC as agents
109 Long Wharf
Newport, Rhode Island 02840

Attention: Mr. Tony Laura
Facsimile: +401-846-1520
Email: tlaurahome@aol.com

(b)	to a Lender:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent:	DVB Bank SE

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Platz der Republik 6
60325 Frankfurt am Main
Germany

Attention: Loan Administration Manager
Facsimile: +49 69 97 50 4444

With a copy to:

DVB Bank SE
c/o DVB Transport (US) LLC
609 Fifth Avenue, 5th Floor
New York, New York 10017

Attention: Mr. Neil McLaughlin
Facsimile: +212-858-2676

Email: neil.mclaughlin@dvbbank.com

(d)	to the Security Trustee:	DVB Bank SE

Platz der Republik 6
60325 Frankfurt am Main
Germany

Attention: Loan Administration Manager
Facsimile: +49 69 97 50 4444

With a copy to:

DVB Bank SE
c/o DVB Transport (US) LLC
609 Fifth Avenue, 5th Floor
New York, New York 10017

Attention: Mr. Neil McLaughlin

Facsimile: +212-858-2676
Email: neil.mclaughlin@dvbbank.com

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

29.3	Effective date of notices. Subject to Clauses 29.4 and 29.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

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(b)	a notice which is sent by Email shall be deemed to be served, and shall take effect, at the time when it is actually received in readable form; and

(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.

29.4	Service outside business hours. However, if under Clause 29.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5:00 p.m. local time,

the notice shall (subject to Clause 29.5) be deemed to be served, and shall take effect, at 9:00 a.m. on the next day which is such a business day.

29.5	Illegible notices. Clauses 29.3 and 29.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

29.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

29.7	Electronic communication between the Agent and a Lender. Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by Email or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their Email address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective Email addresses or any other such information supplied to them.

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Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.8	English language. Any notice under or in connection with a Finance Document shall be in English.

29.9	Meaning of “notice”. In this Clause 29, “notice” includes any demand, consent, authorization, approval, instruction, waiver or other communication.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts. A Finance Document may be executed in any number of counterparts.

30.4	Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

31	THE SERVICING BANKS

31.1	Appointment and Granting.

(a)	The Agent. Each of the Lenders appoints and authorizes (with a right of revocation) the Agent to act as its agent hereunder and under any of the other Finance Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of any of the other Finance Documents, together with such other powers as are reasonably incidental thereto.

(b)	The Security Trustee.

(i)	Authorization of Security Trustee. Each of the Lenders and the Agent appoints and authorizes (with a right of revocation) the Security Trustee to act as security trustee hereunder and under the other Finance Documents (other than the Notes) with such powers as are specifically delegated to the Security Trustee by the terms of this Agreement and such other Finance Documents, together with such other powers as are reasonably incidental thereto.

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(ii)	Granting Clause. To secure the payment of all sums of money from time to time owing to the Lenders under the Finance Documents, and the performance of the covenants of the Borrowers and any other Security Party herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Lenders, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of the Lenders and the Agent, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under the Mortgages and its right, title and interest as assignee and secured party under the other Finance Documents (the right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the Security Interest of the indenture created hereby and by the Finance Documents by any amendment hereto or thereto are herein collectively called the “Estate”); TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever, BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of the Lenders, the Agent and their respective successors and assigns without any priority of any one over any other, UPON THE CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the relevant Borrower shall be permitted, to the exclusion of the Security Trustee, to possess and use the Ships. IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and each Security Party, for itself and its respective successors and assigns, hereby covenants and agrees to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the Lenders and the Agent as hereinafter set forth.

(iii)	Acceptance of Trusts. The Security Trustee hereby accepts the trusts imposed upon it as Security Trustee by this Agreement, and the Security Trustee covenants and agrees to perform the same as herein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof.

31.2	Scope of Duties. Neither the Agent nor the Security Trustee (which terms as used in this sentence and in Clause 31.5 hereof shall include reference to their respective affiliates and their own respective and their respective affiliates’ officers, directors, employees, agents and attorneys-in-fact):

(a)	shall have any duties or responsibilities except those expressly set forth in this Agreement and in any of the Finance Documents, and shall not by reason of this Agreement or any of the Finance Documents be (except, with respect to the Security Trustee, as specifically stated to the contrary in this Agreement) a trustee for a Lender;

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(b)	shall be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the Finance Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the other Finance Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Finance Documents or any other document referred to or provided for herein or therein or for any failure by a Security Party or any other person to perform any of its obligations hereunder or thereunder or for the location, condition or value of any property covered by any Security Interest under any of the Finance Documents or for the creation, perfection or priority of any such Security Interest;

(c)	shall be required to initiate or conduct any litigation or collection proceedings hereunder or under any of the Finance Documents unless expressly instructed to do so in writing by the Majority Lenders; or

(d)	shall be responsible for any action taken or omitted to be taken by it hereunder or under any of the Finance Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Each of the Security Trustee and the Agent may employ agents and attorneys-in-fact and neither the Security Trustee nor the Agent shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith, but shall be responsible for the gross negligence or willful misconduct of such agents or attorneys-in-fact. Each of the Security Trustee and the Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent.

31.3	Reliance. Each of the Security Trustee and the Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telefacsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Security Trustee or the Agent, as the case may be. As to any matters not expressly provided for by this Agreement or any of the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

31.4	Knowledge. Neither the Security Trustee nor the Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Event of Default or Event of Default (other than, in the case of the Agent, the non-payment of principal of or interest on the Loan or actual knowledge thereof) unless each of the Security Trustee and the Agent has received notice from a Lender or the Borrowers specifying such Potential Event of Default or Event of Default and stating that such notice is a “Notice of Default”. If the Agent receives such a notice of the occurrence of such Potential Event of Default or Event of Default, the Agent shall give prompt notice thereof to the Security Trustee and the Lenders (and shall give each Lender prompt notice of each such non-payment). Subject to Clause 31.8 hereof, the Security Trustee and the Agent shall take such action with respect to such Potential Event of Default or Event of Default or other event as shall be directed by the Majority Lenders, except that, unless and until the Security Trustee and the Agent shall have received such directions, each of the Security Trustee and the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default or other event as it shall deem advisable in the best interest of the Lenders.

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31.5	Security Trustee and Agent as Lenders. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee or Agent, as the case may be) in its individual capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Security Trustee or the Agent, as the case may be, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each of the Security Trustee and the Agent in their respective individual capacities. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee and Agent, as the case may be) and their respective affiliates may (without having to account therefor to a Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrowers and any of its subsidiaries or affiliates as if it were not acting as the Security Trustee or the Agent, as the case may be, and each of the Security Trustee and the Agent and their respective affiliates may accept fees and other consideration from the Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

31.6	Indemnification of Security Trustee and Agent. The Lenders severally agree, ratably in accordance with the aggregate principal amount of each Lender’s Contribution in the Loan, to indemnify each of the Agent and the Security Trustee (to the extent not reimbursed under other provisions of this Agreement, but without limiting the obligations of the Borrowers under said other provisions) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Security Trustee or the Agent in any way relating to or arising out of this Agreement or any of the other Finance Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrowers are to pay hereunder, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their respective agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, except that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

31.7	Reliance on Security Trustee or Agent. Each Lender agrees that it has, independently and without reliance on the Security Trustee, the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and decision to enter into this Agreement and that it will, independently and without reliance upon the Security Trustee, the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the Finance Documents. None of the Security Trustee or the Agent shall be required to keep itself informed as to the performance or observance by the Borrowers of this Agreement or any of the Finance Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Security Trustee or the Agent hereunder, neither the Security Trustee nor the Agent shall have any duty or responsibility to provide a Lender with any credit or other information concerning the affairs, financial condition or business of either Borrower or any subsidiaries or affiliates thereof which may come into the possession of the Security Trustee, the Agent or any of their respective affiliates.

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31.8	Actions by Security Trustee and Agent. Except for action expressly required of the Security Trustee or the Agent hereunder and under the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Clause 31.6 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

31.9	Resignation and Removal. Subject to the appointment and acceptance of a successor Security Trustee or Agent (as the case may be) as provided below, each of the Security Trustee and the Agent may resign at any time by giving notice thereof to the Lenders and the Borrowers, and the Security Trustee or the Agent may be removed at any time with or without cause by the Majority Lenders by giving notice thereof to the Agent, the Security Trustee, the Lenders and the Borrowers. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Security Trustee or Agent, as the case may be. If no successor Security Trustee or Agent, as the case may be, shall have been so appointed by the Lenders or, if appointed, shall not have accepted such appointment within 30 days after the retiring Security Trustee’s or Agent’s, as the case may be, giving of notice of resignation or the Majority Lenders’ removal of the retiring Security Trustee or Agent, as the case may be, then the retiring Security Trustee or Agent, as the case may be, may, on behalf of the Lenders, appoint a successor Security Trustee or Agent. Upon the acceptance of any appointment as Security Trustee or Agent hereunder by a successor Security Trustee or Agent, such successor Security Trustee or Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Trustee or Agent, as the case may be, and the retiring Security Trustee or Agent shall be discharged from its duties and obligations hereunder. After any retiring Security Trustee or Agent’s resignation or removal hereunder as Security Trustee or Agent, as the case may be, the provisions of this Clause 31 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Security Trustee or the Agent, as the case may be.

31.10	Release of Collateral. Without the prior written consent of the Majority Lenders, neither the Security Trustee nor the Agent will consent to any modification, supplement or waiver under any of the Finance Documents nor without the prior written consent of all of the Lenders release any Collateral or otherwise terminate any Security Interest under the Finance Documents, except that no such consent is required, and each of the Security Trustee and the Agent is authorized, to release any Security Interest covering property if the Secured Liabilities have been paid and performed in full or which is the subject of a disposition of property permitted hereunder or to which the Lenders have consented.

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32	LAW AND JURISDICTION

32.1	Governing law. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED IN A FINANCE DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

32.2	Consent to Jurisdiction.

(a)	Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Finance Documents to which such Security Party is a party or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)	Nothing in this Clause 32.2 shall affect the right of a Creditor Party to bring any action or proceeding against a Security Party or its property in the courts of any other jurisdictions where such action or proceeding may be heard.

(c)	Each of the Borrowers hereby irrevocably and unconditionally waives to the fullest extent it may legally and effectively do so:

(i)	any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Finance Document to which it is a party in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and

(ii)	any immunity from suit, the jurisdiction of any court in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Finance Document or from any legal process with respect to itself or its property (including without limitation attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process), and to the extent that in any such jurisdiction there may be attributed to such person such an immunity (whether or not claimed), such person hereby irrevocably agrees not to claim such immunity.

(d)	Each of the Borrowers hereby agrees to appoint Leicht & Rein Tax Associates, Ltd., with offices currently located at 570 Seventh Avenue, New York, NY 10018 as its designated agent for service of process for any action or proceeding arising out of or relating to this Agreement or any other Finance Document. Each of the Borrowers also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Clause 29.2. Each of the Borrowers also agrees that service of process may be made on it by any other method of service provided for under the applicable laws in effect in the State of New York.

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32.3	Creditor Party rights unaffected. Nothing in this Clause 32 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

32.4	Meaning of “proceedings”. In this Clause 32, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

33	WAIVER OF JURY TRIAL

33.1	WAIVER. EACH OF THE BORROWERS AND THE CREDITOR PARTIES MUTUALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

34	PATRIOT ACT notice

34.1	PATRIOT Act Notice. Each of the Agent and the Lenders hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each of the Security Parties which information includes the name and address of each such person and such other information that will allow the Agent and each of the Lenders to identify each such person in accordance with the PATRIOT Act.

[SIGNATURE PAGE FOLLOWS ON NEXT PAGE]

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EXECUTION PAGE

WHEREFORE, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

BULK NORDIC ODYSSEY LTD., as Borrower	DVB BANK SE, as Lender, Agent and Security Trustee

By:	By:
Name:	Name:
Title:	Title: Attorney-in-Fact

BULK NORDIC ORION LTD.,
as Borrower

By:
Name:
Title:

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SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment
DVB BANK SE	Platz der Republic 6	$40,000,000
	60325 Frankfurt am Main
Address for Notices:	Germany

Platz der Republic 6
60325 Frankfurt am Main
Germany

Attention: Loan Administration Manager
Facsimile: +49 69 97 50 4444

with a copy to:

DVB Bank SE
c/o DVB Transport (US) LLC
609 Fifth Avenue, 5th Floor
New York, New York 10017

Attention: Neil McLaughlin

Facsimile: +212-858-2676
Email: neil.mclaughlin@dvbbank.com

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SCHEDULE 2

intentionally omitted

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SCHEDULE 3

DRAWDOWN NOTICE

To:	DVB Bank SE, as Agent

Platz der Republic 6

60325 Frankfurt am Main

Germany

Attention: Loans Administration Manager

Cc:	DVB Bank SE

c/o DVB Transport (US) LLC

609 Fifth Avenue, 5th Floor

New York, New York 10017

Attention: Neil McLaughlin

Facsimile: +212-858-2676

[●], 2012

DRAWDOWN NOTICE

1.	We refer to the loan agreement dated as of June [●], 2012 (the “Loan Agreement”) among ourselves, as Borrowers, the Lenders referred to therein, and yourselves as Agent and as Security Trustee in connection with a facility of up to US$40,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2.	We request to borrow as follows:

(a)	Amount: US$[40,000,000];

(b)	Drawdown Date: [●], 2012;

(c)	Duration of the first Interest Period shall be 3 months; and

(d)	Payment instructions:

[●]

3.	We represent and warrant that:

(a)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance;

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(b)	the representations and warranties in Clause 10 and those of the Borrowers or any other Security Party which are set out in the other Finance Documents are true and not misleading as of the date of this Drawdown Notice and will be true and not misleading as of the Drawdown Date, in each case with reference to the circumstances then existing;

(c)	there has been no material change in the consolidated financial condition, operations or business prospects of the Borrowers or any of the Guarantors since the date on which the Borrowers and/or the Guarantors provided information concerning those topics to the Agent and/or any Lender;

(d)	Neither of the Borrowers, the Guarantors or any of their respective subsidiaries or Affiliates has launched any other facilities or debt transactions into the international capital markets either publicly or privately that could have a negative or adverse effect on the loan facility contemplated by this Agreement; and

(e)	if the Collateral Maintenance Ratio were applied immediately following the making of the Advance, the Borrowers would not be required to provide additional Collateral or prepay part of the Loan under Clause 15.

4.	This notice cannot be revoked without the prior consent of the Majority Lenders.

5.	We authorize you to deduct the outstanding fees and expenses referred to in Clause 21 from the amount of the Loan.

Name

Title

for and on behalf of

BULK NORDIC ODYSSEY LTD.

Name

Title

for and on behalf of

BULK NORDIC ORION LTD.

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SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a)(i):

1.	A duly executed original of this Agreement and the DVB Loan Administration form attached as Schedule 8.

2.	A copy of each Time Charter (and all addenda and supplements thereto), in form and substance acceptable to the Agent and certified as of a date reasonably near the date of the Drawdown Notice by a director, an officer, an authorized person or an attorney-in-fact of the relevant Borrower as being a true and correct copy thereof.

3.	A copy of each Sub-Time Charter (and all addenda and supplements thereto), in form and substance acceptable to the Agent and certified as of a date reasonably near the date of the Drawdown Notice by a director, an officer, an authorized person or an attorney-in-fact of the relevant Borrower as being a true and correct copy thereof.

4.	Copies of certificates dated as of a date reasonably near the date of the Drawdown Notice, certifying that each of the Security Parties is duly incorporated or formed and in good standing under the laws of its respective jurisdiction of incorporation or formation.

5.	Copies of the constitutional documents and each amendment thereto of each of the Security Parties, certified as of a date reasonably near the date of the Drawdown Notice by a director, an officer, an authorized person or an attorney-in-fact of such person as being a true and correct copy thereof.

6.	Copies of the resolutions of the directors (or equivalent governing body) and, where applicable, the shareholders (or equivalent equity holders), of each of the Security Parties authorizing the execution of each of the Finance Documents to which that person is a party and, in the case of each Borrower, authorizing a director, an officer, an authorized person or an attorney-in-fact of such Borrower to give the Drawdown Notice and other notices required under the Finance Documents, in each case certified as of a date reasonably near the date of the Drawdown Notice by a director, an officer, an authorized person or an attorney-in-fact of such person as being a true and correct copy thereof,

7.	An incumbency certificate in respect of the officers and directors (or equivalent) of each of the Security Parties and signature samples of any signatories to any Finance Document.

8.	The original or a certified copy of any power of attorney under which any Finance Document is executed on behalf of a Security Party.

9.	Copies of all consents which any of the Security Parties requires to enter into, or make any payment under, any Finance Document, each certified as of a date reasonably near the date of the Drawdown Notice by a director, an officer, an authorized person or an attorney-in-fact of such party as being a true and correct copy thereof, or certification by such director, officer, authorized person or attorney-in-fact that no such consents are required.

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10.	Copies of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts, certified as of a date reasonably near the date of the Drawdown Notice by a director, an officer, an authorized person or an attorney-in-fact of the relevant Borrower as being a true and correct copy thereof.

11.	Documentary evidence that the capital structure of each of the Borrowers and the Guarantors is satisfactory to and in the sole discretion of the Agent.

12.	Documentary evidence that the agent for service of process named in Clause 32 of this Agreement has accepted its appointment.

13.	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b):

1.	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part A(1) above.

2.	If the Drawdown Date is more than five (5) Business Days after the date of the Drawdown Notice, a bringdown certificate of each of the Security Parties certifying as of the Drawdown Date as to the absence of any amendments to the documents of such person referred to in paragraphs 4, 5 and 6 of Part A since the date of the Drawdown Notice.

3.	Certification by the Borrowers as of the date of the Drawdown Date for the Advance as to the matters described in Clauses 9.1(d) and (e).

4.	Documentary evidence that:

(a)	each Ship is definitively registered in the name of the relevant Borrower under the law and flag of the Republic of Panama;

(b)	each Mortgage has been preliminarily registered against the relevant Ship as a valid first preferred ship mortgage in accordance with the laws of the Republic of Panama;

(c)	the Security Interests intended to be created by each of the Finance Documents have been duly perfected under applicable law;

(d)	each Ship is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;

(e)	each Ship is insured in accordance with the provisions of Clause 13 of this Agreement and all requirements therein in respect of insurances have been complied with; and

100

(f)	each Ship maintains the highest class for vessels of its type with the Classification Society free of any recommendations and qualifications (which status shall be established by a Confirmation of Class Certificate issued by the Classification Society and dated a date reasonably near the Drawdown Date (NB: a “Class Statement” or similar instrument shall not be acceptable for purposes of this clause)).

5.	Valuations of the Fair Market Value of each of the Ships, addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement and dated not more than 14 days before the Drawdown Date, which evidence an aggregate average Fair Market Value for the Ships of not less than 117.6% of the Advance.

6.	A survey report addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement from an independent marine surveyor selected by the Agent in respect of the physical condition of each Ship, which report shall confirm the condition of such Ship to the satisfaction of the Agent and the Lenders, in their sole discretion.

7.	Documentary evidence that the relevant Borrower has sent an instruction letter in the form of Schedule 9 hereto to the Classification Society as required under Clause 14.4 and that the Classification Society has executed the undertaking in the form of Schedule 10 hereto as required by Clause 14.4.

8.	The following documents establishing that the relevant Ship will, as from the Drawdown Date, be managed by an Approved Manager on terms acceptable to the Agent:

(a)	a copy of each Approved Management Agreement, certified as of the Drawdown Date by a director, an officer, an authorized person or an attorney-in-fact of the relevant Borrower as being a true and correct copy thereof;

(b)	a Manager’s Undertaking executed by each Approved Manager in favor of the Agent; and

(c)	copies of each Approved Manager’s Document of Compliance and of each Ship’s ISSC and Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires), certified as of the Drawdown Date by a director, an officer, an authorized person or an attorney-in-fact of the Approved Manager as being a true and correct copy thereof.

9.	A favorable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ships as the Agent may require.

10.	Delivery of technical information in respect of the Ships, in a form acceptable to the Agent, including but not limited to (but only if available to the Borrowers): (i) full history of class, (ii) details of statutory certificates, (iii) summaries of inspections (flag, port state control, etc.) and (iv) any records of planned maintenance.

11.	A certificate that each Ship is free from Asbestos/Glass Wool and nuclear products (to be provided by the relevant Borrower on a best efforts basis but only if available to such Borrower).

101

12.	A copy of the approval page and a copy of the page where each Ship’s LDT is described in the stability booklet (to be provided by the relevant Borrower on a best efforts basis but only if available to the relevant Borrower).

13.	Work list from the last Dry Dock completed (to be provided by the relevant Borrower on a best efforts basis but only if available to the relevant Borrower).

14.	Last two Port State Control Certificates and a Port State Control history for the last 3 years (to be provided by relevant Borrower on a best efforts basis but only if available to the relevant Borrower).

15.	A favorable opinion of Watson, Farley & Williams (New York) LLP, New York counsel for the Creditor Parties, in form, scope and substance satisfactory to the Creditor Parties.

16.	Favorable legal opinions from lawyers appointed by any of the Security Parties or the Agent on such matters concerning the laws of such relevant jurisdictions as the Agent may require (including without limitation Panama, Bermuda, Singapore, Switzerland, Jersey and England).

102

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	[Name of Agent] for itself and for and on behalf of the Borrower, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[Date]

1.	This Certificate relates to a Loan Agreement dated as of [●], 2012 (as amended or supplemented, the “Loan Agreement”) among (1) Bulk Nordic Odyssey Ltd. and Bulk Nordic Orion Ltd. (the “Borrowers”), (2) the banks and financial institutions named therein as Lenders, (3) DVB Bank SE as Agent and (4) DVB Bank SE as Security Trustee for a loan facility of up to $40,000,000.

2.	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and:

“Relevant Parties” means the Agent, the Borrowers, the Security Trustee and each Lender;

“Transferor” means [full name] of [lending office];

“Transferee” means [full name] of [lending office].

3.	The effective date of this Certificate is [●], provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4.	[The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [●]% of its Contribution, which percentage represents $[●].

5.	[By virtue of this Certificate and Clause 27 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[●]] [from [●]% of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].]

6.	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 27 of the Agreement provides will become binding on it upon this Certificate taking effect.

103

7.	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 27 of the Agreement.

8.	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are required in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9.	The Transferee:

(f)	confirms that it has received a copy of the Agreement and each of the other Finance Documents;

(g)	agrees that it will have no rights of recourse on any ground against the Transferor, the Agent, the Security Trustee or any Lender in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	the Borrowers or any other Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realize any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or any other Security Party under any of the Finance Documents;

(h)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(i)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferee; and

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(j)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10.	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross negligence or willful misconduct of the Agent’s or the Security Trustee’s own officers or employees.

11.	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

[Name of Agent]

By:
Name:
Title:
Date:

105

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
(Loan Administration Department):

Telephone:

Fax:

Contact Person
(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

106

SCHEDULE 6

intentionally omitted

107

SCHEDULE 7

list of approved brokers

Maritime Strategies International Ltd.

Arrow London

Compass Maritime

Maersk Brokers

ICAP

Howe Robinson

SSY

108

SCHEDULE 8

dvb loan administration form

To:          DVB Bank SE, as Agent

Platz der Republic 6

60325 Frankfurt am Main

Germany

Attention: Transaction & Loan Services

Cc:          DVB Bank SE

c/o DVB Transport (US) LLC

609 Fifth Avenue, 5th Floor

New York, New York 10017

Attention: Neil McLaughlin

Facsimile: +212-858-2676

Date:       [●], 2012

Re:	Providing financing to Bulk Nordic Odyssey Ltd. and Bulk Nordic Orion Ltd. (the “Companies” and each a “Company”) in relation to m.v. NORDIC ODYSSEY and m.v. NORDIC ORION (the “Financing”).

We refer to the Financing and a facility agreement (the “Facility Agreement”) dated as of [●], 2012 and entered into between, inter alia, (1) us, as borrowers, (2) the banks and financial institutions named therein as Lenders, (3) DVB Bank SE as Agent and (4) DVB Bank SE as Security Trustee in relation to the Financing. Terms and expressions not otherwise defined herein shall have the same meaning as defined in the Facility Agreement.

We hereby appoint the following persons to act as our point of contact with regards to any issue arising in connection with the administration to the Facility Agreement or any other documents related to the Financing:

1. [name], title

2. [name], title

3. [name], title

No other persons other than the [Directors] [Officers] of each Company or the persons listed above (the “Authorized Persons”) are hereby authorized to request any information from you regarding the Facility Agreement or any other matter related to the Financing or either Company or communicate with you in any way regarding the forgoing in and under any circumstances.

For the avoidance of doubt, the following are the Directors [and Officers] of the Companies:

1. [name], title

2. [name], title

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3. [name], title

4. [name], title

This list of authorized persons may only be amended, modified or varied in writing by an Authorized Person with copy to the other Authorized Persons. We agree to indemnify you and hold you harmless in relation to any information you provide to any Authorized Person. This letter shall be governed and construed in accordance with New York law.

Yours sincerely,

BULK NORDIC ODYSSEY LTD.

By:
Name
Authorized Person

BULK NORDIC ORION LTD.

By:
Name
Authorized Person

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SCHEDULE 9

FORM OF LETTER OF INSTRUCTION TO CLASSIFICATION SOCIETY

To:    [●]

Date: [●], 2012

Dear Sirs:

Name of ship: m.v. [“NORDIC ODYSSEY”] [“NORDIC ORION”] (the “Ship”)

Flag: PANAMA

IMO Number: [●]

Name of Owner: BULK NORDIC [ODYSSEY] [ORION] LTD. (the “Owner”)

Name of mortgagee: DVB BANK SE (the “Mortgagee”)

We refer to the Ship, which is registered in the ownership of the Owner, and which has been entered in and classed by [●] (the “Classification Society”).

The Mortgagee has agreed to provide financing to the Owner upon condition that, among other things, the Owner issues to the Mortgagee this letter of instruction to the Classification Society in the form presented by the Mortgagee.

The Owner and the Mortgagee irrevocably and unconditionally instruct and authorise the Classification Society (notwithstanding any previous instructions whatsoever which the Owner may have given to the Classification Society to the contrary) as follows:

1	to send to the Mortgagee, following receipt of a written request from the Mortgagee, certified true copies of all original certificates of class and other class records held by the Classification Society in relation to the Ship;

2	to allow the Mortgagee (or its agents), at any time and from time to time, to inspect the original class and related records of the Owner and the Ship at the offices of the Classification Society and to take copies of them and, to the extent possible, to grant the Mortgagee electronic access to such records;

3	to notify the Mortgagee immediately by email to techcom@dvbbank.com and neil.mclaughlin@dvbbank.com if the Classification Society:

(a)	receives notification from the Owner or any other person that the Ship’s classification society is to be changed;

(b)	imposes a condition of class or issues a class recommendation in respect of the Ship;

(c)	becomes aware of any facts or matters which may result or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Owner’s or the Ship’s membership of the Classification Society;

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4	following receipt of a written request from the Mortgagee:

(a)	to confirm that the Owner is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(b)	if the Owner is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Mortgagee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Classification Society.

Notwithstanding the above instructions given for the benefit of the Mortgagee, the Owner shall continue to be responsible to the Classification Society for the performance and discharge of all its obligations and liabilities relating to or arising out of or in connection with the contract it has with the Classification Society, and nothing in this letter should be construed as imposing any obligation or liability on the Mortgagee to the Classification Society in respect thereof. The instructions and authorisations which are contained in this notice shall remain in full force and effect until the Owner and the Mortgagee together give you notice in writing revoking them.

The Owner undertakes to reimburse the Classification Society in full for any costs or expenses it may incur in complying with the instructions and authorisations referred to in this letter.

This letter and any non-contractual obligations arising from or connected with it are governed by New York law.

For and on behalf of
BULK NORDIC [ODYSSEY] [ORION] LTD.

For and on behalf of
DVB BANK SE

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SCHEDULE 10

FORM OF CLASSIFICATION SOCIETY LETTER OF UNDERTAKING

To:          BULK NORDIC [ODYSSEY] [ORION] LTD.

and

DVB BANK SE

Dated: [●], 2012

Dear Sirs:

Name of ship: m.v. “NORDIC [ODYSSEY] [ORION]” (the “Ship”)

Flag: Panama

IMO Number: [●]

Name of Owner: BULK NORDIC [ODYSSEY] [ORION] LTD. (the “Owner”)

Name of mortgagee: DVB BANK SE (the “Mortgagee”)

We [●], hereby acknowledge receipt of a letter (a copy of which is attached hereto) dated [●], 2012 sent to us by the Owner and the Mortgagee (together the “Instructing Parties”) regarding the Ship.

In consideration of the agreement by the Mortgagee to approve the selection of [●] (the receipt and adequacy of which is hereby acknowledged), we undertake to comply with the instructions of the Instructing Parties contained in such letter.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by New York law.

Yours faithfully

For and on behalf of

[●]

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appendix a

FORM OF approved manager’s undertaking

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appendix B

FORM OF compliance certificate

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appendix c

FORM OF EARNINGS ACCOUNT PLEDGE

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appendix d

form of EARNINGS ASSIGNMENT

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appendix e

FORM OF guarantee

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appendix f

FORM OF insurance assignment

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appendix g

form of mortgage

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appendix h

FORM OF note

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appendix i

FORM OF shares pledge

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appendix j

FORM OF time charter assignment

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appendix k

FORM OF SUB-Time charter assignment

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